Exhibit 10.1

Execution Version

INVESTMENT AGREEMENT

by and among

VIRTUSA CORPORATION

and

OROGEN VIPER LLC

Dated as of May 3, 2017

TABLE OF CONTENTS

		PAGE

ARTICLE 1
Definitions

Section 1.01.	Definitions	1
Section 1.02.	General Interpretive Principles	11

ARTICLE 2
Sale and Purchase of the Shares

Section 2.01.	Sale and Purchase of the Shares	12
Section 2.02.	Closing	12

ARTICLE 3
Representations and Warranties

Section 3.01.	Representations and Warranties of the Company	12
Section 3.02.	Representations and Warranties of the Purchaser	21

ARTICLE 4
Additional Agreements

Section 4.01.	Taking of Necessary Action	24
Section 4.02.	Restricted Period	25
Section 4.03.	Standstill	26
Section 4.04.	Securities Laws	29
Section 4.05.	Lost, Stolen, Destroyed or Mutilated Securities	30
Section 4.06.	Antitrust Approval	30
Section 4.07.	Board Seat	31
Section 4.08.	No Inconsistent Arrangements	36
Section 4.09.	Certain Tax Matters	37
Section 4.10.	Section 16 Matters	37
Section 4.11.	D&O Indemnification / Insurance Priority Matters	38
Section 4.12.	Information Rights	39
Section 4.13.	Confidentiality	39
Section 4.14.	Voting	41
Section 4.15.	Preemptive Rights	41
Section 4.16.	Nasdaq Approval	42
Section 4.17.	Authorized and Reserved Company Common Stock	42
Section 4.18.	DTC Settlement	43

ARTICLE 5
Registration Rights

Section 5.01.	Registration Statement	43

Exhibit A: Form of Series A Certificate of Designations

Exhibit B: Form of Series A-1 Certificate of Designations

Exhibit C: Form of Joinder

Schedule 4.07(c): Restricted Companies

Annex A: Plan of Distribution

ii

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of May 3, 2017, is by and among Virtusa Corporation, a Delaware corporation (together with any successor or assign pursuant to Section 6.07, the “Company”), and Orogen Viper LLC, a Delaware limited liability company (together with its successors and any Affiliate that becomes a Purchaser party hereto in accordance with Section 4.02 and Section 6.07, the “Purchaser”).  Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article 1.

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, (i) 70,000 preferred shares of the Company, designated as Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), having the terms set forth in a Certificate of Designations for the Series A Preferred Stock in the form attached hereto as Exhibit A (the “Series A Certificate of Designations”), and (ii) 38,000 preferred shares of the Company, designated as Series A-1 Non-Voting Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Non-Voting Preferred Stock”), having the terms set forth in a Certificate of Designations for the Series A-1 Non-Voting Preferred Stock in the form attached hereto as Exhibit B (the “Series A-1 Certificate of Designations”), in each case subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Shares will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system; and

WHEREAS, the Company and the Purchaser desire to set forth certain agreements herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.         Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person.  For the avoidance of doubt, (i) Comcast and its Subsidiaries are not and shall not be considered Affiliates of the Purchaser or any of the Purchaser’s Affiliates and (ii) Atairos and its Affiliates are Affiliates of the Purchaser.  Notwithstanding the foregoing, (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of the Purchaser or any of the Purchaser’s Affiliates and (ii) for purposes of the definitions of

“Beneficially Own”, “Registrable Securities”, “Orogen Group”, “Standstill Period” and “Third Party” and Sections 3.02(d), 3.02(f), 4.02, 4.03, 4.06 and 4.07, no portfolio company of Atairos, Orogen Group LLC, the Purchaser or their respective Affiliates shall be deemed an Affiliate of the Purchaser and its other Affiliates so long as such portfolio company (x) has not been directed, encouraged, instructed, assisted, advised or supported by, or coordinated with, the Purchaser or any of its Affiliates or any Orogen Affiliated Director in carrying out any act prohibited by this Agreement or the subject matter of Section 4.03, (y) is not a member of a group (as such term is defined in Section 13(d)(3) of the Exchange Act) with either the Purchaser or any of its Affiliates with respect to any securities of the Company, and (z) has not received from the Purchaser or any Affiliate of the Purchaser or any Orogen Affiliated Director, directly or indirectly, any Confidential Information.  As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Aggregate Ownership” shall mean, with respect to any Orogen Stockholder, the total number of shares of Company Common Stock (as determined on a Common Equivalents basis) Beneficially Owned (without duplication) by such Orogen Stockholder as of the date of such calculation, calculated on a Fully-Diluted basis.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Atairos” shall mean Atairos Group, Inc., a Cayman Islands exempted company.

“Available” means, with respect to a Registration Statement, that such Registration Statement is effective and there is no stop order with respect thereto and such Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein, such that such Registration Statement will be available for the resale of Registrable Securities.

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, as in effect on the date hereof.  For the avoidance of doubt, for purposes of this Agreement, the Purchaser (or any other person) shall at all times be deemed to have Beneficial Ownership of shares of Company Common Stock issuable upon conversion of the Shares directly or indirectly held by them, irrespective of any restrictions on transfer or other terms contained in this Agreement or the applicable Certificate of Designations.

“Blackout Period” means in the event that the Company determines in good faith that filing a Registration Statement or making it Available could reasonably be expected to materially adversely affect or materially interfere with any bona fide financing of the Company or any bona fide material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise then required to be, disclosed to the public, the premature disclosure of which would adversely affect the Company in any material respect or the Registration Statement is otherwise not Available for use (in each case as determined by the Company in good faith after consultation with outside counsel), a period of up to sixty (60) days; provided that a Blackout Period may not be called by the Company more than twice in any period of twelve (12) consecutive months and (ii) the aggregate length of Blackout Periods in any period of twelve (12) consecutive months may not exceed one hundred and twenty (120) days.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in The City of New York, New York are authorized or obligated by law or executive order to remain closed.

“Certificate of Designations” shall mean, in the singular, the Series A Certificate of Designations or the Series A-1 Certificate of Designations, as applicable, and, in the plural, the Series A Certificate of Designations and the Series A-1 Certificate of Designations, collectively.

“Change in Control” shall mean the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Company, (ii) any Person or “group” (as such term is used in Section 13 of the Exchange Act) (in each case excluding any member of the Orogen Group or any of their respective Affiliates or any of their respective portfolio companies), directly or indirectly, obtains Beneficial Ownership of 50% or more of the outstanding Company Common Stock or 50% or more of the voting power of the outstanding Voting Stock, (iii) the Company consummates any merger, consolidation or similar transaction, unless the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Voting Stock immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than 50% of all of voting power of the outstanding shares of Voting Stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction or (iv) a majority of the Board of Directors is no longer composed of (x) directors who were directors of the Company on the date hereof and (y) directors who were nominated for election or elected or appointed to the Board of Directors with the approval of a majority of the directors described in subclause (x) together with any incumbent directors previously elected or appointed to the Board of Directors in accordance with this subclause (y).

“Closing” shall have the meaning set forth in Section 2.02(a).

“Closing Date” shall have the meaning set forth in Section 2.02(a).

“Comcast” shall mean Comcast Corporation, a Pennsylvania corporation.

“Common Equivalents” shall mean (i) with respect to Company Common Stock, the number of shares of outstanding Company Common Stock, and (ii) with respect to any outstanding Company Securities that are convertible into or exchangeable for Company Common Stock, the number of shares of Company Common Stock issuable in respect of the conversion or exchange of such securities into Company Common Stock.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Reports” shall have the meaning set forth in Section 3.01(g)(i).

“Company Securities” shall mean (i) the Company Common Stock, the Series A Preferred Stock and Series A-1 Preferred Stock, (ii) securities convertible into or exchangeable for Company Common Stock, Series A Preferred Stock and/or Series A-1 Preferred Stock, (iii) any other equity or equity-linked securities issued by the Company and (iv) any options, warrants or other rights to acquire Company Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock or any other equity or equity-linked securities issued by the Company.

“Confidential Information” shall have the meaning set forth in Section 4.13(b).

“Confidentiality Agreement” shall mean the Mutual Non-Disclosure Agreement entered into by the Company, on the one hand, and Orogen Group LLC, on the other hand, as of November 21, 2016.

“Covered Persons” shall have the meaning set forth in Section 4.07(f).

“DGCL” shall mean the Delaware General Corporation Law.

“Disqualification Event” shall have the meaning set forth in Section 3.02(d)(iii).

“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(c).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934.

“Exercise Notice” shall have the meaning set forth in Section 4.15(b).

“Extraordinary Transaction” shall have the meaning set forth in Section 4.03(a)(v).

“FCPA” shall have the meaning set forth in Section 3.01(j)(ii).

“Free Writing Prospectus” shall have meaning set forth in Section 5.03(a)(iv).

“Fully-Diluted” shall mean all outstanding shares of Company Common Stock, all shares of Company Common Stock issuable in respect of all outstanding securities convertible into or exchangeable for Company Common Stock and all shares of

Company Common Stock issuable in respect of all outstanding options, warrants and other rights to acquire Company Common Stock; provided that, if any of the foregoing Company Securities are subject to vesting, such Company Securities subject to vesting shall be included in the definition of “Fully-Diluted” only upon and to the extent of such vesting.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Global Security” shall have the meaning set forth in the applicable Certificate of Designations.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Clearance” shall have the meaning set forth in the definition of “Series A-1 Non-Voting Preferred Stock.”

“Indemnified Persons” shall have the meaning set forth in Section 5.05(a).

“Intellectual Property” means any and all intellectual property or similar proprietary rights throughout the world, including any and all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of same, (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (c) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, (d) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all derivative works, moral rights, renewals, extensions, restorations and reversions thereof, (e) computer software (including source code, object code, firmware, operating systems and specifications), (f) databases and data collections and (f) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Issuance Notice” shall have the meaning set forth in Section 4.15(a).

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and all associated documentation.

“Joinder” shall mean, with respect to any Person permitted to sign such document in accordance with the terms hereof, a joinder executed and delivered by such Person, providing such Person to have all the rights and obligations of a Purchaser under this Agreement, in the form and substance substantially as attached hereto as Exhibit C or such other form as may be agreed to by the Company and the Purchaser.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to either the Company or any Subsidiary or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Losses” shall have the meaning set forth in Section 5.05(a).

“Material Adverse Effect” shall mean any events, changes or developments that, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change or development resulting from or arising out of the following: (a) events, changes or developments generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (b) events, changes or developments in the industries in which the Company or any of its Subsidiaries conducts its business, (c) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local Governmental Entity, or market administrator, (d) any changes in GAAP or accounting standards or interpretations thereof, (e) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (f) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (it being understood and agreed that the exception in this clause (f) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (g) any taking of any action at the request of the Purchaser, (h) any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such failure has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition) or (i) any changes in the share price or trading volume of the Company Common Stock or in the Company’s credit rating (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such change has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to subclauses (a) through (e), to the extent that such event, change or development disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Maximum Number of Underlying Shares” shall mean 5,993,167 shares of Company Common Stock.

“Minimum Ownership Threshold” shall have the meaning set forth in Section 4.07(a).

“NASDAQ” shall mean the NASDAQ Global Select Market.

“Nominating Committee” means the Nominating and Corporate Governance Committee of the Board of Directors (or any successor thereto).

“Orogen Affiliate” means any Affiliate of Orogen Holdings LLC, a Delaware limited liability company (“Orogen Holdings”), that serves as general partner of, manages or advises, or otherwise has voting control over, any entity Affiliated with Orogen Holdings that has a direct or indirect investment in the Company.  Orogen Holdings LLC is the managing member of The Orogen Group LLC.

“Orogen Common Share Number” means, at any time of determination, a number of shares of Company Common Stock equal to the sum of (x) the number of shares of Company Common Stock issuable upon conversion of the Shares collectively Beneficially Owned by the Orogen Group plus (y) the number of shares of Company Common Stock collectively Beneficially Owned by the Orogen Group that were issued upon the conversion of any Shares, in each case as equitably adjusted for any stock split, reverse stock split, combination, recapitalization or similar event with respect to the Company Common Stock.

“Orogen Affiliated Director” means each Purchaser Designee and any other person that is a managing director, officer, advisor or employee of any member of the Orogen Group that is serving on the Board of Directors.

“Orogen Group” means the Purchaser together with its Affiliates, including Orogen Affiliates.

“Orogen Group LLC” means The Orogen Group LLC, a Delaware limited liability company.

“Orogen Indemnitors” shall have the meaning set forth in Section 4.11.

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by either the Company or any of its Subsidiaries.

“Orogen Stockholder” means the Purchaser and any other member of the Orogen Group that Beneficially Owns any Company Securities.

“Permitted Transfers” has the meaning set forth in Section 4.02(a).

“Person” or “person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Plan of Distribution” means the plan of distribution substantially in the form attached hereto as Annex A.

“Pro Rata Share” shall have the meaning set forth in Section 4.15(a).

“Prohibited Transfers” shall have the meaning set forth in Section 4.02(a).

“Purchase Price” shall have the meaning set forth in Section 2.01.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Affiliates” shall have the meaning set forth in Section 4.03(a).

“Purchaser Designee” means an individual then serving on the Board of Directors (i) as a “Preferred Director” (as defined in the Series A Certificate of Designations) and/or (ii) pursuant to the exercise of the Purchaser’s rights pursuant to Section 4.07(a), Section 4.07(b) and/or Section 4.07(c), together with any designee of the Purchaser who is then standing for election to the Board of Directors pursuant to Sections 4.07(a) and (b) or who is being proposed for election by the Purchaser pursuant to Section 4.07(c).

“Registrable Securities” shall mean the Subject Securities; provided that any Subject Securities will cease to be Registrable Securities upon the earliest of (a) when such Subject Securities have been sold or otherwise disposed of by the Purchaser and its Affiliates pursuant to an effective Registration Statement or in compliance with Rule 144, (b) when such Subject Securities are freely transferable under Rule 144 without being subject to volume or manner of sale limits or public information requirements, or (c) when such Subject Securities cease to be outstanding; provided, further, that any securities that have ceased to be Registrable Securities in accordance with the foregoing definition shall not thereafter become Registrable Securities and any securities that are issued or distributed in respect of securities that, at the time of such issuance or distribution, have ceased to be Registrable Securities are not Registrable Securities.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Article 5, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company and of a single counsel for the holders of Registrable Securities (in an amount for such single counsel for the holders of Registrable Securities not to exceed $35,000 for any given Registration Statement), fees and expenses incurred by the Company in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., all the Company’s internal expenses, transfer taxes, and fees of transfer agents and registrars, but excluding any underwriting discounts and commissions, agency fees, brokers’ commissions and transfer taxes, in each case to the extent applicable to the Registrable Securities of the selling holders.

“Registration Statement” shall mean any registration statement of the Company filed or to be filed with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Registration Termination Date” shall have the meaning set forth in Section 5.01(b).

“Representatives” shall have the meaning set forth in Section 4.13(a).

“Restricted Period” shall mean the period commencing on the Closing Date and ending on the earlier of (i) the date that is two (2) years following the Closing Date, (ii) the consummation of any Change in Control or entry into a definitive agreement for a transaction that, if consummated, would result in a Change in Control and (iii) the later of (x) the one-year anniversary of the Closing Date and (y) the first date on which there is no Orogen Affiliated Director serving on the Board of Directors.

“Rule 144” shall mean Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Rule 16b-3 Approval” shall mean the approval by the Board of Directors or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act, of acquisitions and dispositions of the Company’s equity securities or derivatives thereof for purposes of the exemptions, pursuant to Rule 16b-3(d) or 16b-3(e), respectively, from Section 16(b) of the Exchange Act.  The term “Rule 16b-3 Approved” shall have the meaning correlative with the foregoing.

“Rule 405” shall mean Rule 405 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933.

“Selling Holder Information” shall have the meaning set forth in Section 5.05(b).

“Selling Holders” shall have the meaning set forth in Section 5.03(a)(i).

“Series A Certificate of Designations” shall have the meaning set forth in the recitals hereto.

“Series A-1 Certificate of Designations” shall have the meaning set forth in the recitals hereto.

“Series A Preferred Stock” shall have the meaning set forth in the recitals hereto.

“Series A-1 Non-Voting Preferred Stock” shall have the meaning set forth in the recitals hereto.  Each share of the Series A-1 Non-Voting Preferred Stock will automatically by its terms convert into one share of the Series A Preferred Stock upon termination or expiration of the waiting period under the HSR Act applicable to the investment contemplated hereby (the “HSR Clearance”).  The terms of the Series A-1 Non-Voting Preferred Stock will be identical in all respects to the terms of the Series A Preferred Stock, except that prior to the HSR Clearance, without limiting the provisions protecting the terms of the Series A-1 Non-Voting Preferred Stock set forth in Section 5(b) of the Series A-1 Certificate of Designations, the Purchaser will not have the right to vote any shares of the Series A-1 Non-Voting Preferred Stock or any shares of Company Common Stock into which the Series A-1 Non-Voting Preferred Stock may have been converted on any matter submitted to a vote of stockholders of the Company.

“Shares” shall have the meaning set forth in Section 2.01.

“Specified Guidelines” shall have the meaning set forth in Section 4.07(d).

“Specified Persons” shall have the meaning set forth in Section 6.12.

“Standstill Period” shall mean the period commencing on the Closing Date and ending on the later of (i) the first date on which there is no Orogen Affiliated Director serving on the Board of Directors and (ii) the two (2) year anniversary of the Closing Date.

“Standstill Provisions” shall have the meaning set forth in Section 4.03(d).

“Subject Securities” shall mean (i) any shares of Company Common Stock, including (x) the shares of Company Common Stock issuable or issued upon conversion of the Shares and (y) any shares of Company Common Stock issued as a dividend on the Shares, and (ii) any securities issued (or issuable upon the conversion, exercise or exchange of any warrant, right or other security that is issued) as a dividend, stock split, combination or in any reclassification, recapitalization, merger, consolidation, exchange or any other distribution or reorganization with respect to, or in exchange for, or in replacement of, the securities referenced in clause (i) (without giving effect to any election by the Company regarding settlement options upon conversion) above or this clause (ii).

“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.

“Take-Down Notice” shall have the meaning set forth in Section 5.02(c).

“Target Registration Date” shall have the meaning set forth in Section 5.01(a).

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value-added, and other taxes imposed by a Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” shall mean a report, return or other document (including any amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes.

“Third Party” shall mean a Person other than any member of the Orogen Group or any of their respective Affiliates.

“Third Party Standstill Provisions” shall have the meaning set forth in Section 4.03(d).

“Third Party Tender/Exchange Offer” shall have the meaning set forth in Section 4.02(a).

“Transaction Documents” shall have the meaning set forth in Section 3.01(c).

“Transactions” shall have the meaning set forth in Section 3.01(c).

“transfer” shall have the meaning set forth in Section 4.02(a).

“Underwritten Offering” shall mean a sale or other disposition of Registrable Securities to an underwriter or underwriters in which Subject Securities are offered and sold (including short sales thereof) to the public.

“Voting Stock” shall mean securities of any class or kind having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405.

Section 1.02.         General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits and annexes hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.  References to any law or statute shall be deemed to refer to such law or statute as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

ARTICLE 2
SALE AND PURCHASE OF THE SHARES

Section 2.01.         Sale and Purchase of the Shares.  Subject to the terms and conditions of this Agreement, at the Closing the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase and acquire from the Company, 70,000 shares of the Series A Preferred Stock and 38,000 shares of the Series A-1 Non-Voting Preferred Stock (collectively, the “Shares”) for an aggregate purchase price equal to $108,000,000 (the “Purchase Price”).

Section 2.02.         Closing.

(a)   The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Goodwin Procter LLP located at 100 Northern Avenue, Boston, MA 02210 on the date hereof, immediately after the execution hereof or at such other place, time or date as may be mutually agreed upon in writing by the Company and the Purchaser (the date on which the Closing actually occurs, the “Closing Date”).

(b)   To effect the purchase and sale of Shares, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)    the Company shall provide evidence reasonably acceptable to the Purchaser that each of the Series A Certificate of Designations and the Series A-1 Certificate of Designations has been duly adopted by the Board of Directors, has been filed with the Delaware Secretary of State and is in effect without any amendment;

(ii)   the Company shall deliver to the Purchaser certificates representing the Shares; and

(iii)  the Purchaser shall cause a wire transfer to be made in same day funds to an account of the Company designated in writing by the Company to the Purchaser at least two (2) Business Days prior to the Closing Date in an amount equal to the Purchase Price.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01.         Representations and Warranties of the Company.  Except (i) for any item disclosed to the Purchaser in the Disclosure Letter attached to this Agreement or in writing prior to the date hereof, in each case to the extent specifically qualifying any representation or warranty herein, or (ii) as disclosed in the Company Reports filed with or furnished to the SEC and publicly available prior to the date hereof (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports), the Company represents and warrants to the Purchaser, as of the date hereof, as follows:

(a)   Existence and Power.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties, rights and assets and to carry on its business as it is being conducted on the date of this Agreement, and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, rights and assets or conducts any business so as to require such qualification.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Subsidiary of the Company that is a “significant subsidiary” (as defined in Rule 1.02(w) of the SEC’s Regulation S-X) has been duly organized and is validly existing in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization.

(b)   Capitalization.  The authorized share capital of the Company consists of 120,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share.  As of March 31, 2017, there were (i) 31,978,768 shares of Company Common Stock issued and outstanding and no shares of preferred stock of the Company issued and outstanding, (ii) options to purchase an aggregate of 569,661 shares of Company Common Stock issued and outstanding, (iii) 217,560 shares of Company Common Stock underlying the Company’s restricted stock awards, (iv) 1,979,616 shares of Company Common Stock underlying the Company’s restricted stock unit awards, and (v) 1,388,994 shares of Company Common Stock reserved for issuance under the Company’s employee or director employment, compensation and/or benefit plans, programs, policies, agreements or other arrangements.  Since January 1, 2017, (i) the Company has only issued options, restricted stock units, deferred stock unit awards or other rights to acquire shares of Company Common Stock in the ordinary course of business consistent with past practice and (ii) the only shares of capital stock issued by the Company were shares of Company Common Stock pursuant to outstanding options, restricted stock units, deferred stock unit awards and other rights to purchase shares of Company Common Stock.  All outstanding shares of Voting Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.  Except as set forth above, the Company has not issued any securities, the holders of which have the right to vote with the stockholders of the Company on any matter.  Except as provided in this Agreement, and except as set forth in or contemplated by this Section 3.01(b), there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exercisable or exchangeable for such capital stock and there are no current outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock or any securities convertible into or exercisable or exchangeable for such capital stock.  There are no stockholders agreements, voting agreements, right of first offer or other similar agreements or understandings with respect to the Company’s or any of its Subsidiaries’ capital stock to which the Company or any of its Subsidiaries is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.  On or before the date hereof, the Company has filed in the office of the Secretary of State of Delaware the Series A Certificate of Designations and the Series A-1 Certificate of Designations in the forms of Exhibit A and Exhibit B, respectively, and each of the Certificates of Designations remains in effect without any amendment thereto.

(c)    Authorization.  The execution, delivery and performance of this Agreement, the Series A Certificate of Designations and the Series A-1 Certificate of Designations (the “Transaction Documents”) and the consummation of the transactions contemplated herein and therein (collectively, the “Transactions”), have been duly authorized by the Board of Directors and all other necessary corporate action on the part of the Company.  Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, the Transaction Documents are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).  Pursuant to resolutions previously provided to the Purchaser, Rule 16b-3 Approval has been obtained for the transactions contemplated by the Transaction Documents (including the acquisition of the Shares, any disposition of such Shares upon the conversion thereof, any acquisition of Company Common Stock upon conversion of the Shares, any deemed acquisition or disposition in connection therewith, and all transactions related thereto) for the express purpose of exempting from Section 16(b) of the Exchange Act all Transactions with any member of the Orogen Group that is a “director by deputization” as well as any such Transactions with any Orogen Affiliated Director if and to the extent any such Transactions may be deemed to occur indirectly with such Orogen Affiliated Director.

(d)   General Solicitation; No Integration.  Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Shares.  The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Shares sold pursuant to this Agreement.

(e)    Valid Issuance.  The Shares have been duly authorized by all necessary corporate action of the Company.  When issued and sold against receipt of the consideration therefor, the Shares will be validly issued, fully paid and nonassessable and free of pre-emptive or other similar rights.  The Company has available and has reserved for issuance upon conversion of the Shares the Maximum Number of Underlying Shares.

The Company Common Stock to be issued upon conversion of the Shares in accordance with the terms of the Certificates of Designations has been duly authorized, and when issued upon conversion of the Shares, all such Company Common Stock will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights.  The Company is currently a WKSI eligible to file a registration statement on Form S-3 under the Securities Act.

(f)    Non-Contravention/No Consents.  The execution, delivery and performance of the Transaction Documents, the issuance of the shares of Company Common Stock upon conversion of the Shares in accordance with the terms set forth in the Certificates of Designations and the consummation by the Company of the Transactions does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the certificate of incorporation or bylaws of the Company, (ii) the Credit Agreement, dated as of February 25, 2016 (and as amended to date), by and among the Company, its Subsidiaries party thereto and the lenders party thereto, as amended, or any other mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Company or any of its Subsidiaries, (iii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Company or any of its Subsidiaries is a party and was filed or was required to be filed with the Company Reports or (iv) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, other than in the cases of clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has filed a Notice of Listing of Additional Shares with NASDAQ with respect to a number of shares of Company Common Stock equal to the Maximum Number of Underlying Shares, and such number of shares of Company Common Stock have been approved for listing on the NASDAQ, subject to official notice of issuance.  Assuming the accuracy of the representations of the Purchaser set forth herein, other than (A) any required filings or approvals under the HSR Act or (B) any required filings pursuant to the Exchange Act or the rules of the SEC or the NASDAQ, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including any conversion of the Shares (in each case other than the transactions contemplated by Article 5), except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No vote or approval of the Company’s stockholders is or will be required under NASDAQ rules with respect to the issuance of Shares or Common Stock contemplated hereunder or under the Certificates of Designations.

(g)    Reports; Financial Statements.

(i)    The Company has filed or furnished, as applicable, (A) its annual report on Form 10-K for the fiscal year ended March 31, 2016, (B) its quarterly reports on Form 10-Q for its fiscal quarters ended June 30, 2016, September 30, 2016 and December 31, 2016, (C) its proxy statement relating to the annual meeting of the stockholders of the Company held in 2016 and (D) all other forms, reports, schedules and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since March 31, 2016 (collectively, the “Company Reports”).  As of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects as to form with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Company Report.  As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(ii)   Each of the consolidated balance sheets, and the related consolidated statements of income, changes in stockholders’ equity and cash flows, included in the Company Reports filed with the SEC under the Exchange Act (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth therein or in the notes thereto, and in the case of unaudited financial statements except for the absence of footnote disclosure, and (D) otherwise comply in all material respects with the requirements of the SEC.

(iii)  The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  With respect to each Company Report that is a report on Form 10-K or Form 10-Q (or an amendment thereto, the Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(h)   Absence of Certain Changes.  Since April 1, 2016, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and (ii) no events, changes or developments have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(i)     No Undisclosed Liabilities, etc.  As of the date hereof, there are no liabilities of the Company or any of its Subsidiaries, except (i) liabilities reflected or reserved against in the financial statements contained in the Company Reports, (ii) liabilities incurred since April 1, 2016 in the ordinary course of business and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j)    Compliance with Applicable Law.

(i)    Each of the Company and its Subsidiaries has complied in all respects with, and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any federal, state or local Governmental Entity applicable to the Company or such Subsidiary, and none of the Company or any of its Subsidiaries has received any written notice from any Governmental Entity of a violation of any such law, statute, order, rule, regulation, policy or guideline, other than such non-compliance, defaults or violations that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

(ii)   None of the Company or its Subsidiaries has violated or committed any act or made any payment in violation of, or that requires disclosure under, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any other applicable anti-corruption law.  None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, partners, members, managers or employees has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office).  No action, suit, investigation or other proceeding involving the Company or any of its agents with respect to the FCPA or any other applicable anti-corruption law is pending or, to the knowledge of the Company, threatened.  The Company and its Subsidiaries have instituted and currently maintain policies and procedures (including monitoring and training processes and programs) designed to comply with such laws in all material respects.

(k)   Legal Proceedings and Liabilities.  Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries (i) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (ii) that challenge the validity of or seek to prevent the Transactions.  Neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries.

(l)     Investment Company Act.  The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940.

(m)  Taxes and Tax Returns.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(i)    the Company and each of its Subsidiaries have timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and all such Tax Returns were correct and complete in all respects, and the Company and each of its Subsidiaries have paid (or have had paid on their behalf) to the appropriate Governmental Entity all Taxes that are shown as being required to be paid by them on such Tax Returns, except, in each case, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with U.S. GAAP;

(ii)   there are no disputes pending, or claims asserted in writing, in respect of Taxes of the Company or any of its Subsidiaries for which reserves that are adequate under U.S. GAAP have not been established.

(iii)  the Company and its Subsidiaries have (A) withheld and paid when due to the applicable Governmental Entity all material amounts of Taxes required to have been withheld under applicable law, (B) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity and (C) complied in all material respects with all information reporting and backup withholding provisions of applicable Law;

(iv)  the Company and each of its Subsidiaries has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Internal Revenue Code of 1986;

(v)   neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country, other than the country in which it is organized;

(vi)  neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently effective; and

(vii) there are no liens for Taxes upon the assets of any of the Company and its Subsidiaries, other than liens for Taxes not yet due and payable.

(n)   No Piggyback Rights.  Other than this Agreement, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to include in any Registration Statement filed pursuant to Article 5 any securities other than the Subject Securities.

(o)   Brokers and Finders.  The Company has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Purchaser would be required to pay.

(p)   Intellectual Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(i)    The Company or one of its Subsidiaries is the sole and exclusive owner of all Owned Intellectual Property, in each case, free and clear of any liens and encumbrances.

(ii)   The Company and its Subsidiaries own or possess sufficient rights to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted.  The conduct of the respective businesses of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person.  To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company or its Subsidiaries in any Owned Intellectual Property.

(iii)  No claims, proceedings or legal actions are pending against, or to the Company’s knowledge, threatened in writing against, the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person or (B) challenging or seeking to deny, revoke or limit the Company’s or any of its Subsidiaries’ rights in any Intellectual Property.

(iv)  The IT Assets owned or used by the Company or any of its Subsidiaries operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business as presently conducted.  To the Company’s knowledge, no Person has breached or gained unauthorized access to the IT Assets (or any information or data stored therein or transmitted thereby).

(v)   The Company and its Subsidiaries have at all times complied in all material respects with (A) all applicable laws relating to privacy, data protection and the collection and use of Personal Information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries and (B) all privacy policies established and published publicly by the Company or any of its Subsidiaries from time to time with respect to the foregoing.  No claims have been asserted or threatened in writing against the Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such laws, regulations, rules, policies or procedures.  As used in this Section 3.01(p)(v), “Personal Information” means any and all data and information concerning an identified natural person including name, address, telephone number, electronic mail address, social security number, bank account number and credit card number.

(vi)  The Company and its Subsidiaries have taken commercially reasonable actions necessary to enforce, maintain and protect the Owned Intellectual Property and their rights in the Licensed Intellectual Property, including any and all commercially reasonable actions necessary to protect any and all trade secrets.

(q)   Related Party Transactions.  Since July 25, 2016, there has been no transaction, or series of related transactions, agreements, arrangements or understandings, nor is there any proposed transaction, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC under the Securities Act that have not been disclosed in the Company Reports.

(r)    Antitakeover Devices.  The Company does not have any outstanding shareholder purchase rights or “poison pill” or any similar plan or arrangement in effect.  Assuming the accuracy of Purchaser’s representations and warranties in Section 3.02(f), the Company has taken all actions necessary to exempt the Orogen Group, the Transaction Documents and the Transactions (including, for the avoidance of doubt, the acquisition of any additional securities of the Company to the extent permitted by Section 4.03(a)) from the restrictions on business combinations of Section 203 of the DGCL.  Except for Section 203 of the DGCL, there is no control share acquisition, business combination or other anti-takeover provision under the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, or the laws, statutes, orders, rules, regulations, policies or guidelines of any federal, state or local Governmental Entity applicable to the Company or such Subsidiary, that is or could become applicable to the Orogen Group as a result of the Transactions.

(s)    No Additional Representations.

(i)    The Company acknowledges that the Purchaser makes no representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.02 and in any certificate delivered by the Purchaser pursuant to this Agreement, and the Company has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.02 and in any certificate delivered by the Purchaser pursuant to this Agreement.

(ii)   The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.02 and in any certificate delivered by the Purchaser pursuant to this Agreement, (i) no person has been authorized by the Purchaser to make any representation or warranty relating to the Purchaser or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by the Purchaser, and (ii) any materials or information provided or addressed to the Company or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Purchaser unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.02 of this Agreement and in any certificate delivered by the Purchaser pursuant to this Agreement.

(iii)  Notwithstanding the foregoing, nothing in this Section 3.01(s) shall be deemed to limit the Company’s or its Affiliates’ rights or remedies with respect to fraud.

Section 3.02. Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Company, as of the date hereof, as follows:

(a)   Organization; Ownership.  The Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(b)   Authorization; Sufficient Funds; No Conflicts.

(i)    The Purchaser has full limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions to which it is a party.  The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions to which it is a party have been duly authorized by all necessary limited liability company action on behalf of the Purchaser.  No other proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and consummation of the Transactions.  This Agreement has been duly and validly executed and delivered by the Purchaser.  Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

(ii)   At and immediately prior to the Closing, the Purchaser will have cash and equity capital commitments in excess of the Purchase Price.

(iii)  The execution, delivery and performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions to which it is a party and the compliance by the Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Purchaser’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Purchaser or (C) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its Affiliates, other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions to which the Purchaser is a party.

(c)    Consents and Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions to which it is a party, except for (A) any required filings or approvals under the HSR Act, (B) any required filings pursuant to the Exchange Act or the rules of the SEC and (C) any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the Transactions to which it is a party by the Purchaser.

(d)   Securities Act Representations.

(i)    The Purchaser is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the issuance and sale of the Shares is being made in reliance on a private placement exemption from registration under the Securities Act.  The Purchaser is acquiring the Shares (and any shares of Company Common Stock issuable upon conversion of the Shares) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Shares (or any shares of Company Common Stock issuable upon conversion of the Shares) in violation of the Securities Act.  The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Shares (and any shares of Company Common Stock issuable upon conversion of the Shares) and is capable of bearing the economic risks of such investment.  The Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(ii)   Neither the Purchaser nor any of its Affiliates is acting in concert, and neither the Purchaser nor any of its Affiliates has any agreement or understanding, with any Person that is not an Affiliate of the Purchaser, and is not otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to the Company or its securities.

(iii)  Except as disclosed in writing by the Purchaser to the Company prior to the entry into this Agreement, neither the Purchaser, nor any person who through the Purchaser Beneficially Owns the Shares, nor any Orogen Affiliated Directors, has been or is subject to any disqualification event described in Rule 506(d) of Regulation D under the Securities Act (a “Disqualification Event”) during the time periods specified in Rule 506(d) of Regulation D under the Securities Act.  The Purchaser agrees to provide the Company with prompt written notice of the occurrence of any Disqualification Event with respect to the Purchaser, any such Beneficial Owner or any such Orogen Affiliated Directors.

(e)    Brokers and Finders.  Neither the Purchaser nor any of its Affiliates has retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

(f)    Ownership of Shares.  None of the Purchaser or its Affiliates Beneficially Own any shares of Company Common Stock (without giving effect to the issuance of the Shares hereunder).  Since February 1, 2017, none of the Purchaser or its Affiliates has engaged in any hedge, swap, short sale or derivative transactions involving the Company Common Stock or other agreement or arrangement that transfers to any Third Party, directly or indirectly, in whole or in part, any ownership of, or interests in, any shares of Company Common Stock, or encouraged, directed or been aware of any such activities by Orogen, Atairos or any of their respective portfolio companies.

(g)    Compliance with Applicable Law.  Except as disclosed in writing by the Purchaser to the Company prior to entry into this Agreement, the Purchaser has complied with, and is not in default or violation of, any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to the Purchaser, except for such failures to comply, defaults or violations that would not reasonably be expected to adversely affect or delay the consummation of the Transactions by the Purchaser.

(h)   No Additional Representations.

(i)    The Purchaser acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, the Company makes no representation or warranty with respect to (A) any matters relating to the Company, its business, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to the Purchaser (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries, and the Purchaser has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement.

(ii)   The Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges the Purchaser has been provided with sufficient access for such purposes.  The Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, (i) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Purchaser as having been authorized by the Company, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Purchaser or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.01 of this Agreement and in any certificate delivered by the Company pursuant to this Agreement.

(iii)  Notwithstanding the foregoing, nothing in this Section 3.02(h) shall be deemed to limit the Purchaser’s or its Affiliates’ rights or remedies with respect to fraud.

ARTICLE 4
ADDITIONAL AGREEMENTS

Section 4.01. Taking of Necessary Action.  Each of the parties hereto agrees to use its reasonable efforts promptly to take or cause to be taken all action, and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale and purchase of the Shares hereunder, subject to the terms and conditions hereof and compliance with applicable law.  In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of the sale and purchase of the Shares, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and the sole expense of, the requesting party.

Section 4.02.    Restricted Period.

(a)   During the Restricted Period, notwithstanding any rights provided in Article 5, the Purchaser shall not, without the Company’s prior written consent, directly or indirectly, (x) sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, mortgage, hypothecation, gift, encumbrance, assignment or similar disposition of (any of the foregoing, a “transfer”), any of the Shares or any shares of Company Common Stock issuable or issued upon conversion of any of the Shares or enter into a transaction which would have the same effect or (y) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any Third Party, directly or indirectly, in whole or in part, any ownership of, or interests in, the Shares or any shares of Company Common Stock issuable or issued upon conversion of any of the Shares, whether any such aforementioned transaction is to be settled by delivery of Shares or Company Common Stock or other securities, in cash or otherwise (such actions in clauses (x) and (y), “Prohibited Transfers”), other than, in the case of clause (x), Permitted Transfers.  “Permitted Transfers” shall mean any (i) transfer to a Purchaser’s Affiliate that executes and delivers to the Company a Joinder becoming a Purchaser party to this Agreement and a duly completed and executed applicable IRS Form, (ii) transfer to the Company or any of its Subsidiaries, or (iii) transfer with the prior written consent of the Company, (iv) tender of any Company Common Stock into a Third Party Tender/Exchange Offer, as defined below (and any related conversion of Shares to the extent required to effect such tender or exchange), and any transfer effected pursuant to any merger, consolidation or similar transaction consummated by the Company (for the avoidance of doubt, if such Third Party Tender/Exchange Offer does not close for any reason, the restrictions on transfer contained herein shall continue to apply to any Company Common Stock received pursuant to the conversion of any Shares that had previously been converted to participate in any such tender or exchange offer) or (v) distribution in kind to the Purchaser’s or its Affiliates’ limited or other partners, members or other equityholders in connection with the winding up or dissolution thereof.  “Third Party Tender/Exchange Offer” shall mean any tender or exchange offer made to holders of Company Common Stock by a Third Party for a number of outstanding shares of Voting Stock that, if consummated, would result in a Change in Control and the Board of Directors has recommended such tender or exchange offer in a Schedule 14D-9 under the Exchange Act or does not publicly recommend against such offer in a Schedule 14D-9 under the Exchange Act within ten (10) Business Days after the public announcement of such offer.  Following the Restricted Period, the Purchaser shall not transfer any of the Shares or any shares of Company Common Stock issuable or issued upon conversion of the Shares to any of its Affiliates that did not execute and deliver to the Company a Joinder becoming a Purchaser party to this Agreement or did not deliver to the Company a duly completed and executed applicable IRS Form.  Any purported Prohibited Transfer in violation of this Section 4.02 shall be null and void ab initio.

(b)   Notwithstanding anything in this Agreement or elsewhere to the contrary, any sale of Shares or Company Common Stock pursuant to Article 5 shall be subject to any applicable limitations set forth in this Article 4 and Article 5.

(c)    Notwithstanding anything in this Agreement to the contrary, the Restricted Period shall not apply to, and Purchaser shall be free, to the fullest extent permitted by law, to sell or transfer at any time, any shares of Company Common Stock issued as dividends on any Shares.

Section 4.03.    Standstill.

(a)   Subject to Section 4.03(b), the Purchaser agrees that, during the Standstill Period, it shall not, and shall cause each of its Affiliates and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively and individually, the “Purchaser Affiliates”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board of Directors, in each case with respect to the Company:

(i)    engage in any “solicitation” (as such term is defined under the Securities Exchange Act of 1934 (as amended)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(ii)   knowingly encourage, advise or influence any other person or knowingly assist any person in so encouraging, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote any Voting Stock or in conducting any type of referendum, binding or non-binding, of holders of Voting Stock (other than any such encouragement, advice or influence that is (x) consistent with Company management’s recommendation in connection with such matter or (y) that is directed at any Purchaser Affiliate with respect to Voting Stock now or hereafter owned by such Purchaser Affiliate);

(iii)  form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Stock, other than solely with other Purchaser Affiliates with respect to Voting Stock now or hereafter owned by them;

(iv)  acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Voting Stock, or rights or options to acquire any Voting Stock if such acquisition would result in the Purchaser and its Affiliates having Beneficial Ownership of more than 20% of the Company’s outstanding common stock;

(v)   make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Purchaser Affiliates from participating on the same basis as other stockholders of the Company in any such transaction that has been approved by the Board of Directors); or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board of Directors that would reasonably be expected to require a public announcement regarding any of the types of matters set forth above in this paragraph;

(vi)  (A) seek, alone or in concert with others, election or appointment to, or representation on, the Board of Directors or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board of Directors, except as set forth in this Agreement or the Series A Certificate of Designations, (B) seek, alone or in concert with others, the removal of any member of the Board of Directors other than the Purchaser Designee; or (C) conduct a referendum of stockholders of the Company;

(vii) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(viii)                make any request for stock list materials or other books and records of the Company under Section 220 of the DGCL or other statutory or regulatory provisions providing for shareholder access to books and records;

(ix)  make any public proposal with respect to (A) any change in the number or term of directors or the filling of any vacancies on the Board of Directors, (B) any material change in the capitalization of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) any waiver, amendment or modification to the Company’s Certificate of Incorporation or Bylaws, or other actions which may impede the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(x)   institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Purchaser Affiliate from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the

Company or any other Person against a Purchaser Affiliate, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or the topics covered in the correspondence between the Company and the Purchaser Affiliates prior to the date hereof, or (D) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Purchaser Affiliates from responding to or complying with a validly issued legal process;

(xi)  enter into any negotiations, agreements or understandings with any Third Party to take any action that the Purchaser Affiliates are prohibited from taking pursuant to this Section 4.03; or

(xii) make any request or submit any proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal.

(b)   The restrictions in Section 4.03(a) shall terminate automatically upon the earliest of (i) the announcement by the Company of a definitive agreement with respect to any Extraordinary Transaction that would directly or indirectly result in the acquisition of beneficial ownership by any person or group of 50% or more of the outstanding Company Common Stock, 50% or more of the voting power of the outstanding Voting Stock or all or substantially all of the Company’s assets and (ii) the commencement of any tender or exchange offer (by a person other than the Purchaser or its Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would directly or indirectly result in the acquisition of beneficial ownership by any person or group of 50% or more of the outstanding Company Common Stock or 50% or more of the voting power of the outstanding Voting Stock, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer.

(c)    Nothing in this Section 4.03 shall (i) prevent any Purchaser Affiliate from making (x) any public or private statement or announcement with respect to an Extraordinary Transaction that is publicly announced by the Company or a Third Party (and nothing in this Agreement shall prevent the Company from responding to such statements), (y) any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of discretionary acts by the Purchaser or any of its Affiliates) or (z) any confidential oral communication or proposal to management or the Board of Directors, (ii) prohibit or restrict any Orogen Affiliated Director from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board of Directors and/or management, advisors, representatives or agents of the Company or (iii) subject to the obligations set forth in Section 4.14, affect the Purchaser’s or the

Purchaser Affiliates’ ability to hold or vote the Shares or any shares of Company Common Stock issued upon conversion of the Shares.

(d)   Notwithstanding anything in this Section 4.03 to the contrary, if at any time during the Standstill Period the Company enters into any agreement with a Third Party that is a stockholder of the Company containing standstill provisions (“Third Party Standstill Provisions”) that are less favorable in any respect to the Company than the standstill provisions contained in this Agreement (the “Standstill Provisions”), then the Standstill Provisions shall be automatically amended to be substantially similar in such respect to the Third Party Standstill Provisions; provided that the foregoing “MFN” provision will not apply with respect to a standstill agreement with a Third Party that is a prospective bidder in a possible Extraordinary Transaction.

(e)    Notwithstanding anything in this Section 4.03 to the contrary, the prohibitions in this Section 4.03 shall immediately terminate without further force or effect and the Purchaser and the Purchaser Affiliates shall be released from compliance therewith if the Company (i) institutes a voluntary proceeding, or becomes the subject of an involuntary proceeding which involuntary proceeding is not dismissed within sixty (60) days, under any bankruptcy act, insolvency law or any law for the relief of debtors, (ii) has a receiver appointed to manage its affairs, which appointment is not dismissed, vacated or stayed within sixty (60) days or (iii) executes a general assignment for the benefit of creditors.

(f)    During the Standstill Period, with respect to any portfolio company of Atairos, Orogen Group LLC, the Purchaser or any of their respective Affiliates, Purchaser agrees that Purchaser and its Affiliates will not cause such portfolio company to take any action or engage in any conduct (x) not permitted to be taken by Purchaser or its Affiliates under the foregoing provisions of this Section 4.03 or (y) that would result in such portfolio company being a “group” with Purchaser with respect to any matters restricted by this Section 4.03.

Section 4.04.    Securities Laws.  The Purchaser acknowledges and agrees that;

(a)   as of the date hereof, the Shares (and the shares of Company Common Stock that are issuable upon conversion of the Shares) have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available;

(b)   it is the responsibility of the Purchaser to determine the applicable resale restrictions and to comply with such restrictions in connection with any resale, and that except as provided in Article 5 with respect to shares of Company Common Stock, the Purchaser has no right to require the Company or any of its Subsidiaries to register the shares of Company Common Stock that are issuable upon conversion of the Shares;

(c)    the Company Common Stock is listed on NASDAQ and the Company is required to file reports containing certain business and financial information with the SEC and may be required to file a copy of this Agreement with the SEC, pursuant to the reporting requirements of the Exchange Act and that it is able to obtain copies of such reports; and

(d)   the certificates or book entry position representing the Shares (or the shares of Company Common Stock that are issued or issuable upon conversion of the Shares) may bear or reflect, as applicable, legends as set forth in the Certificate of Designations.

Additionally, for so long as a holder of Shares is subject to any transfer restrictions set forth in this Agreement, the certificates or book entry position representing such holder’s Shares will bear or reflect a legend substantially similar to the following:

“This security is subject to restrictions on transfer set forth in an Investment Agreement, dated May 3, 2017 (as it may be amended from time to time), by and among the Company and certain other parties thereto, copies of which are publicly filed or on file with the secretary of the issuer.”

Section 4.05.    Lost, Stolen, Destroyed or Mutilated Securities.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate or, at the Company’s option, a share ownership statement representing such securities for an equivalent number of shares or another security of like tenor, as the case may be.

Section 4.06.    Antitrust Approval.  The Company and the Purchaser agree that a filing will be made under the HSR Act in connection with the issuance of the Shares as soon as practicable after the execution of this Agreement, and in any event within three (3) Business Days after such time.  The Purchaser will promptly notify the Company if any filing is required on the part of the Purchaser under any foreign antitrust laws.  To the extent reasonably requested, the Company, the Purchaser and any other applicable Purchaser Affiliate will use reasonable efforts to cooperate in timely making or causing to be made all applications and filings under the HSR Act or any foreign antitrust requirements in connection with the issuance of the Shares in a timely manner and as required by the law of the applicable jurisdiction; provided that, notwithstanding anything in this Agreement to the contrary, the Company shall not have any responsibility or liability for any failure of the Purchaser or any of its Affiliates to comply with applicable law.  For as long as there are Shares outstanding and owned by Purchaser or its Affiliates, the Company shall as promptly as reasonably practicable provide (no more than four (4) times per calendar year) such information regarding the Company and its Subsidiaries as the Purchaser may reasonably request in order to determine what foreign antitrust requirements may exist with respect to any potential conversion of the Shares.  The

Company will use reasonable best efforts to make all such filings and obtain all approvals and clearances as required under applicable antitrust laws in connection with the issuance of the Shares and investment in the Shares as promptly as practicable (including for avoidance of doubt to enable Purchaser to own and exercise all voting rights with respect to the Shares and so that any restriction on voting rights in effect pending antitrust clearances will no longer be in effect). The Company and Purchaser will cooperate, provide all necessary information, and keep each other fully apprised with respect to such filings and regulatory processes. The Purchaser shall be responsible for the payment of the filing fees associated with any such applications or filings.

Section 4.07.    Board Seat.

(a)   The Company agrees to appoint Vikram S. Pandit to the Board of Directors as the initial Purchaser Designee effective as of the Closing by taking all necessary action to increase the size of the Board of Directors unless there otherwise is a vacancy in the Board of Directors and in either event filling the vacancy thereby created with such individual.  The Company agrees that, subject to Section 4.07(c), in furtherance of the right of the Purchaser, as a holder of shares of Series A Preferred Stock, to elect a director as Purchaser Designee pursuant to the Series A Certificate of Designations, the Company will take all corporate action necessary to implement such election right at each meeting or action by written consent at which individuals will be elected members of the Board of Directors.  Notwithstanding the foregoing, the Purchaser shall not have a right to elect any member to the Board of Directors from and after such time as the Orogen Common Share Number is less than 50% of the number of shares of Company Common Stock Beneficially Owned by the Purchaser and its Affiliates collectively immediately following the Closing (as equitably adjusted for any stock split, reverse stock split, combination, recapitalization or similar event with respect to the Company Common Stock, and including for this purpose any shares of Company Common Stock received upon the conversion of the Shares but excluding any shares of Company Common Stock paid as dividends on the Shares) (the “Minimum Ownership Threshold”).  If at any time the Orogen Common Share Number falls below the Minimum Ownership Threshold, then the Board of Directors may, in its sole discretion, request that any Purchaser Designee appointed or elected to the Board of Directors under this Section 4.07(a) or Section 4.07(b) below resign from the Board of Directors and any committees thereof, in which case the Purchaser Designee shall promptly deliver his or her written resignation to the Board of Directors (which shall provide for his immediate resignation).

(b)   Subject to the terms and conditions of this Section 4.07 and applicable law, for so long as the Orogen Common Share Number is equal to or greater than the Minimum Ownership Threshold, after the Purchaser ceases to Beneficially Own a number of shares of Series A Preferred Stock sufficient to enable the Purchaser to elect a director as Purchaser Designee pursuant to the Series A Certificate of Designations, the Company agrees to include one nominee of the Purchaser as the Purchaser Designee in the Company’s slate of nominees for election as directors of the Company at the Company’ first meeting of stockholders following such conversion, with such Purchaser Designee to be assigned to that class of director (whether Class I, Class II or Class III) that the other Company director nominees are assigned to on such slate, and thereafter at each of the Company’s meetings of stockholders or action by written consent at which such class of directors are to be elected, and to use its reasonable efforts to cause the election of each such Purchaser Designee to the Board of Directors (for the avoidance of doubt, (i) the Company will be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders or action by written consent and (ii) the Purchaser shall not have a right to nominate a Purchaser Designee from and after such time as the Orogen Common Share Number is less than the Minimum Ownership Threshold).  For the avoidance of doubt, failure of the stockholders of the Company to elect any Purchaser Designee to the Board of Directors shall not affect the right of the Purchaser to nominate directors for election pursuant to this Section 4.07 in any future election of directors.

(c)    Each Purchaser Designee shall (i) be acceptable to the Nominating Committee (it being understood and agreed that Vikram S. Pandit and any Replacement Designees appointed in accordance with the procedures set forth in this Section 4.07(c) are acceptable to such Nominating Committee); provided that, in the event that Vikram S. Pandit is unable to serve as a director on the Board of Directors due to his death, incapacity or mental or physical disability, the Purchaser Designee shall be reasonably acceptable to the Nominating Committee acting in good faith and, (ii) meet in all material respects all of the other requirements of a director of the Company described in Section 4.07(d) and (iii) not serve on the board of directors of any company set forth on Schedule 4.07(c) hereto for so long as such individual is serving on the Board of Directors.  Notwithstanding anything herein to the contrary, in the event that Vikram S. Pandit is no longer an employee of the Orogen Group (other than by reason of his death, incapacity or mental or physical disability) and the Purchaser determines in good faith, based on circumstances at such time, that it is not appropriate for Mr. Pandit to serve as the Purchaser’s designee on the Board of Directors, the Purchaser shall have the right to appoint a replacement designee (the “Replacement Designee”, which Replacement Designee shall be deemed to be a Purchaser Designee for all purposes hereunder) on the Board of Directors, subject to the nominating and approval process set forth in clause (i) below:

(i)    The following nominating and approval process will apply with respect to the appointment of the Replacement Designee on the Board of Directors:

(A)  The Purchaser and the Nominating Committee will consult in good faith regarding the candidates proposed to be submitted by the Purchaser and the Nominating Committee’s views on suitable candidates for the Board of Directors, including attributes, qualifications and experience.

(B)  Based on the process in described in paragraph (A) above and taking into account the Nominating Committee’s views, the Purchaser will in good faith propose to the Nominating Committee potential candidates (who may be insiders of the Purchaser and its Affiliates or outsiders) for inclusion on a slate of at least three candidates. The Nominating Committee will have the right to reasonably approve or reject each candidate’s inclusion on the slate.  The Purchaser will continue to propose candidates until three candidates have been reasonably approved by the Nominating Committee for inclusion on the slate.

(C)  Once the slate is so established, the Nominating Committee will approve the designee from such slate to be the Purchaser Designee in its sole discretion.

(D)  If in the future any of the Purchaser’s Replacement Designee needs to be replaced for any reason, the Purchaser and the Nominating Committee will again follow the nominating and approval process described in this Section 4.07(c)(i).

Subject to the terms and conditions of this Section 4.07, if a vacancy on the Board of Directors is created as a result of a Purchaser Designee’s death, resignation, disqualification or removal, in each case for whatever reason, or if the Purchaser desires to elect or nominate a different individual to replace any then-existing Purchaser Designee, then, at the request of the Purchaser, the Purchaser and the Company (acting through the Board of Directors) shall work together in good faith to fill such vacancy or replace such nominee as promptly as reasonably practical with a replacement Purchaser Designee subject to the terms and conditions hereof, and thereafter such individual shall as promptly as reasonably practical be appointed to the Board of Directors to fill such vacancy and/or be elected or nominated as a Company nominee as a “Purchaser Designee” pursuant to this Section 4.07 (as applicable).

(d)   As a condition to any Purchaser Designee’s appointment to the Board of Directors and nomination for election as a director of the Company at the Company’s applicable annual meetings of stockholders (A) the Purchaser and each Purchaser Designee must in all material respects provide to the Company (1) all information reasonably requested by the Company that is required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to their nomination or election as a director of the Company or the Company’s operations in the ordinary course of business and (2) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their nomination or election as a director of the Company or the Company’s operations in the ordinary course of business, with respect to the Purchaser, its Affiliates and the applicable Purchaser Designee, (B) each Purchaser Designee must be qualified to serve as a director of the Company under the DGCL to the same extent as all other directors of the Company, (C) each Purchaser Designee must not serve on the board of directors of any company set forth on Schedule 4.07(c) hereto for so long as such individual is serving on the Board of Directors, and (D) each Purchaser Designee must satisfy the requirements set forth in the Company’s Corporate Governance Guidelines, code of conduct and securities trading policy, in each case as currently in effect (the “Specified Guidelines”) with such changes thereto (or such successor policies) as are applicable to all other directors, as are adopted in good faith by the Board of Directors, and do not by their terms adversely and disproportionately impact any Purchaser Designee relative to all other directors and as are consistent with clause (e) below (for the avoidance of doubt, no Purchaser Designee shall be required to qualify as an independent director under applicable stock exchange rules and federal securities laws and regulations).  The Company will make all information requests pursuant to this Section 4.07(d) in good faith in a timely manner that allows the Purchaser and each Purchaser Designee a reasonable amount of time to provide such information, and will cooperate in good faith with the Purchaser and each Purchaser Designee in connection with their efforts to provide the requested information.

(e)    For so long as an Orogen Affiliated Director is on the Board of Directors, (i) to the extent that Purchaser and any of its Affiliates have established and are maintaining their own insider trading controls and procedures in compliance with applicable securities laws and certify the same to the Company,  the Purchaser and such Affiliates shall be exempted from the application of the Company’s insider trading policies pursuant to the terms thereof, in each case other than with respect to any Orogen Affiliated Director solely in his or her individual capacity, (ii) any share ownership requirement for any Purchaser Designee serving on the Board of Directors will be deemed satisfied by the securities owned by the Purchaser and/or its Affiliates, and (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board of Directors be violated by any Purchaser Designee (x) accepting an invitation to serve on another board of directors of a company which is not listed on Schedule 4.07(c) hereto or failing to notify an officer or director of the Company prior to doing so, or (y) receiving compensation from the Purchaser or any of its Affiliates, or (z) failing to offer his or her resignation from the Board of Directors except as otherwise expressly provided in this Agreement or pursuant to any majority voting policy adopted by the Board of Directors, and, in each case of (i), (ii) and (iii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Agreement shall not apply to the extent inconsistent with this Agreement (but shall otherwise be applicable to the Purchaser Designee).  If the Specified Guidelines are in good faith changed in a manner that results in a Purchaser Designee no longer satisfying the Specified Guidelines in all material respects, then (without limiting Purchaser’s right to select a different designee) the Purchaser agrees that it shall not elect or nominate such Purchaser Designee at the next meeting of stockholders of the Company at which the stockholders of the Company elect the Board of Directors.

(f)    To the fullest extent permitted by the DGCL and subject to any express agreement that may from time to time be in effect (including, without limitation, the obligations and restrictions on the use or disclosure of Confidential Information as provided in Section 4.13 hereof), the Company agrees that any Orogen Affiliated Director, the Purchaser and any Purchaser Affiliate or any representative or portfolio company thereof (collectively, “Covered Persons”) may, and shall have no duty not to, directly or indirectly, (i) invest in, carry on and conduct, whether as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, or otherwise, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries (other than the companies set forth on Schedule 4.07(c) hereto; provided that the restriction in this parenthetical will not apply to Atairos, any of its portfolio companies or Comcast); and/or (ii) make investments in any kind of asset, business investment or property in which the Company or its Affiliates may make investments.  To the fullest extent permitted by the DGCL, the Company renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person.  The Company agrees that in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity (other than through an Orogen Affiliated Director solely as a result of their position on the Board of Directors) for both (x) the Covered Person outside of his or her capacity as a member of the Board of Directors and (y) the Company or its Subsidiaries, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or its Subsidiaries.  To the fullest extent permitted by the DGCL, the Company hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to, or comes to the knowledge of, a Covered Person solely in his or her capacity as a member of the Board of Directors, and waives any claim against each Covered Person that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (C) does not communicate information regarding such corporate opportunity to the Company; provided that, in each such case, any corporate opportunity which a Covered Person is expressly offered or becomes aware of solely in his or her capacity as a member of the Board of Directors shall belong to the Company.

(g)    From time to time after the Closing Date, for so long as an Orogen Affiliated Director is on the Board of Directors, the Purchaser and the Company shall discuss in good faith service by the Orogen Affiliated Director on appropriate committees of the Board of Directors.

(h)   The Orogen Affiliated Director shall receive the same notices, information and reports as the other members of the Board of Directors and shall be bound by the same confidentiality restrictions as the other non-executive directors of the Company, with such exceptions as may be agreed from time to time between the Company and the Purchaser.

(i)     The Orogen Affiliated Director shall have the same voting rights as the other members of the Board of Directors, and shall be entitled to the same retainer, equity compensation and other fees or compensation paid to the other non-executive directors of the Company for his or her service as a director, including any service on any committee of the Board of Directors, as well as reimbursement of reasonable travel and related out-of-pocket expenses for the Orogen Affiliated Director and for any Orogen employee where assisting in providing services requested by the Company.

(j)    For the avoidance of doubt, notwithstanding anything in this Agreement or the Certificates of Designations to the contrary, transferees of the Shares and/or shares of Company Common Stock (other than in connection with Permitted Transfers to Affiliates of the Purchaser or Permitted Transfers to Comcast or any of its Subsidiaries in connection with the winding up or dissolution of the Purchaser or any of its Affiliates, in each case who sign a Joinder pursuant to Section 4.02(a)) shall not have any rights pursuant to this Section 4.07.

Section 4.08.    No Inconsistent Arrangements.

(a)   The Company agrees that, during the Standstill Period, neither it nor any of its Subsidiaries shall (i) issue or adopt any shareholder purchase rights or “poison pill” or any similar plan or arrangement or adopt any control share acquisition, business combination or other anti-takeover provision under its certificate of incorporation, bylaws or similar organizational documents, unless such rights, plan, arrangement or provision expressly permits the acquisition and ownership by the Orogen Group of the Shares, the shares of Company Common Stock issuable or issued upon conversion of the Shares and any additional securities of the Company, and any transfer thereof by the Orogen Group, in accordance with and as permitted by this Agreement; or (ii) enter into any agreement containing any provision pursuant to which the acquisition and ownership by the Orogen Group of the Shares, the shares of Company Common Stock issuable or issued upon conversion of the Shares or any additional securities of the Company, or any transfer thereof by the Orogen Group, in accordance with and as permitted by this Agreement, would require any consent or other action by any person under, conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, such agreement.

(b)   During the Standstill Period, (i) if any shareholder purchase rights or “poison pill” or any similar plan or arrangement of the Company or any of its Subsidiaries, or any control share acquisition, business combination or other anti-takeover provision under the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, or the laws, statutes, orders, rules, regulations, policies or guidelines of any federal, state or local Governmental Entity applicable to the Company or such Subsidiary, shall become applicable to any member of the Orogen Group, the Company shall grant such approvals and take such other actions as are necessary and within its control so that the transactions contemplated or permitted by the Transaction Documents may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on such transactions; and (ii) without limiting the foregoing, the Company shall not, and shall cause its Subsidiaries not to, grant any approvals or take any other actions under any such shareholder purchase rights or “poison pill” or any similar plan or arrangement, or any such control share acquisition, business combination or other anti-takeover provision, in each case so as to permit any Third Party to acquire Beneficial Ownership of more than 20% of the aggregate of the shares of the Company Common Stock outstanding at such time, unless the Company grants, or causes its Subsidiaries to grant, as applicable, such approvals and takes, or causes its Subsidiaries to take, as applicable, such other actions for the benefit of the Orogen Group at substantially the same time as, and on terms that are no less favorable to the Orogen Group than, such approvals and other actions are granted and taken for the benefit of such Third Party.

Section 4.09.    Certain Tax Matters.

(a)   Notwithstanding anything herein to the contrary, the Company shall have the right to deduct and withhold from any payment made with respect to the Shares such amounts as are required to be deducted or withheld with respect to the making of such payment under any applicable Tax law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

Section 4.10.    Section 16 Matters.

(a)   Stock Dividends.  The Company shall not be permitted to declare or pay dividends on the Shares in the form of shares of Company Common Stock to any member of the Orogen Group, unless the delivery and acquisition of such shares of Company Common Stock is Rule 16b-3 Approved for the express purpose of exempting any such acquisitions by any member of the Orogen Group that is a “director by deputization” and any such acquisitions that may be deemed to occur indirectly by an Orogen Affiliated Director.  To the extent that such Rule 16b-3 Approval is not obtained at the time dividends on the Shares are declared and determined by the Board to be payable in shares of Company Common Stock, the Company shall be required to declare and pay such dividends solely in cash.

(b)   Future Transactions.  If the Company becomes a party to a consolidation, merger or other similar transaction, or if there is any event or circumstance that may result in the Purchaser, its Affiliates and/or any Orogen Affiliated Director, including, for this purpose, any member of the Orogen Group that is a “director by deputization,” being deemed to have made a disposition or acquisition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if any Orogen Affiliated Director is serving on the Board of Directors at such time or has served on the Board of Directors during the preceding six months (i) the Company will ensure that such disposition or acquisition of equity securities of the Company or derivatives thereof are Rule 16b-3 Approved and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and the Company Common Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by the Purchaser, the Purchaser’s Affiliates, and/or any Orogen Affiliated Director, including for this purpose, any member of the Orogen Group that is a “director by deputization,” of equity securities of such other issuer or derivatives thereof and (C) any member of the Orogen

Group or other designee of the Purchaser or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Company is a party (or if the Purchaser notifies the Company of such service a reasonable time in advance of the closing of such transactions), then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Purchaser, its Affiliates and any Orogen Affiliated Director (including for this purpose, any member of the Orogen Group that is a “director by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.  If any Orogen Affiliated Director is granted any equity or equity-based awards by the Company in connection with his or her service on the Board of Directors (or any committee thereof), (a) the Board of Directors acknowledges that the Orogen Affiliated Director may assign all rights, title and interest in the shares of Company Common Stock issued upon exercise of such award to any Orogen Affiliate and (b) the Company will ensure that the grant of such awards (and any such subsequent assignment thereof to any Orogen Affiliate) shall be Rule 16b-3 Approved.

Section 4.11.    D&O Indemnification / Insurance Priority Matters.  Each Orogen Affiliated Director shall be eligible to enter into an indemnification agreement with the Company on terms that are no less favorable to such director than the most favorable indemnification agreement entered into by the Company with any of its other directors, from time to time.  The Company acknowledges and agrees that any Orogen Affiliated Directors who are partners, members, employees, advisors or consultants of any member of the Orogen Group may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable member of the Orogen Group (collectively, the “Orogen Indemnitors”).  The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Company’s certificate of incorporation, bylaws and/or indemnification agreement (including Section 5.05 hereof) to any Orogen Affiliated Director in his or her capacity as a director of the Company or any of its Subsidiaries (such that the Company’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the Orogen Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary).  Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) the certificate of incorporation and/or bylaws and any insurance policy of the Company as in effect from time to time and/or (ii) such other agreement (including Section 5.05 hereof), if any, between the Company and such indemnitees, without regard to any rights such indemnitees may have against the Orogen Indemnitors.  No advancement or payment by the Orogen Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Company or the applicable insurer in their capacities as directors shall affect the foregoing and the Orogen Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Company.

Section 4.12.    Information Rights.  For so long as the Orogen Common Share Number is equal to or greater than the Minimum Ownership Threshold, the Company shall provide the Purchaser any information and reports as the Purchaser may reasonably request, it being understood that the Company shall not be required to provide any information or reports under this Section 4.12 to the extent that it would be unduly burdensome to do so or that such information or reports are not readily available.

Section 4.13.    Confidentiality.

(a)   The Purchaser acknowledges that Confidential Information (as defined below) has been and may in the future be made available to it in connection with its investment in the Company, including pursuant to Section 4.07(h) and Section 4.12.  The Purchaser agrees that it shall, and shall cause any person to whom Confidential Information is disclosed pursuant to clause (i) below (collectively, “Representatives”) to, keep the Confidential Information confidential and use the Confidential Information solely in connection with its investment in the Company.  The Purchaser further acknowledges and agrees that such Confidential Information may be, or contain, material non-public information under applicable law and such information may not be used to purchase, sell or trade in Company Securities (other than as permitted by applicable law) or disclosed to any Affiliates or Third Parties, except as provided below.  The Purchaser further acknowledges and agrees that it shall not disclose any Confidential Information to any person, except that Confidential Information may be disclosed (i) to any Purchaser Affiliate or any of the Purchaser’s or Purchaser Affiliates’ respective directors, officers, employees, agents, attorneys, advisors, accountants or consultants who reasonably require access to such information in connection with the Purchaser’s investment in the Company, including to the extent related to the tax treatment and tax structure of the Transactions (and to Comcast as an investor in Atairos), who in each case have been informed of the confidential nature of the Confidential Information (provided that under no circumstances shall any Confidential Information be provided to any portfolio company of Atairos, Orogen Group LLC, the Purchaser or to any portfolio company of any of their respective Affiliates); (ii) in the event and to the extent that the Purchaser or any of its Representatives is required to disclose any Confidential Information by applicable law, legal process or other legal compulsion, whether or not in connection with any proceeding by or before a court of law or Governmental Entity (provided that the Purchaser shall (to the extent not prohibited by applicable law) give the Company prompt written notice of such requirement (and in any event prior to any disclosure of Confidential Information in connection therewith) so that the Company may seek an appropriate order or other remedy protecting such Confidential Information from disclosure or waive compliance with the terms of this Section 4.13 (and the Purchaser shall use reasonable efforts to cooperate with the Company to obtain such protective order or other remedy, at the Company’s expense)); (iii) to any person to whom the Purchaser in good faith is contemplating a transfer of the Shares or shares of Company Common Stock; provided that such transfer would not be in violation of the provisions of this Agreement, and such potential transferee or potential lender, custodian, trustee or agent is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement enforceable by the Company and consistent with the provisions of this Section 4.13; or (iv) to any regulatory authority to which the Purchaser or any of its Affiliates is subject; provided that such authority is advised of the confidential nature of such information.  The Purchaser shall be responsible for any actions taken by any of its Representatives of the applicable provisions of this Section 4.13 as if the Purchaser had taken such actions.

(b)   For purposes hereof, “Confidential Information” shall mean any information concerning the Company or any of its Subsidiaries or the business, products, markets, condition (financial or otherwise), operations, assets, liabilities, results of operations cash flows or prospects of the Company or any of its Subsidiaries (whether prepared by the Company or otherwise) that is furnished or has been furnished (regardless of the manner in which it is or has been furnished) by or on behalf of the Company to the Purchaser or any of its Representatives at any time (whether before, on or after the date of this Agreement) in connection with the Purchaser’s investment in the Company, including pursuant to Section 4.07(h) or Section 4.12, and all notes, analyses, compilations, forecasts, studies, emails or other documents (in whatever form maintained) prepared by the Purchaser or any of its Representatives that contain or reflect such information (in whole or in part); provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Purchaser or its Representatives in violation of this this Section 4.13, (ii) was within the Purchaser’s or its Representatives’ possession prior to it being furnished to the Purchaser or its Representatives by or on behalf of the Company; provided that the source of such information was not known by the Purchaser to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, (iii) becomes available to the Purchaser or its Representatives on a non-confidential basis from a source other than the Company; provided that such source is not known by the Purchaser to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, or (iv) does not involve projections or strategic plans of the Company and is independently developed by the Purchaser or its Representatives without reference to or the use of any Confidential Information.

(c)    Notwithstanding anything to the contrary contained herein, (i) nothing contained herein shall prevent or restrict (A) the Purchaser’s or its Representatives’ use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion of any claim against, or the defense of any claim by, the Company or any of its Subsidiaries, or (B) the Purchaser or its Representatives from communicating with their respective investors (including Atairos and Comcast) to the extent reasonably required to fulfill their informational and reporting obligations to such persons; provided that the recipients of such information are subject to a customary obligation to keep such information confidential and (ii) once the provisions of Section 4.03(a) expire or terminate, neither this Section 4.13 nor any other provision hereof or of the Confidentiality Agreement shall restrict or prevent the Purchaser or its Affiliates from (A) with respect to any Confidential Information, beginning 180 days after such information was received, using such Confidential Information in connection with acquiring, or agreeing, proposing, seeking or offering to acquire, any securities or assets of the Company or any of its Subsidiaries pursuant to a tender offer, exchange offer, merger or other business combination transaction, or in connection with any of the other actions described in Section 4.03(a), or (B) publicly disclosing the history of discussions between the Purchaser and the Company to the extent reasonably necessary to comply with securities law disclosure obligations or other applicable law, regulation or securities or securities exchange rules, subject, solely in the case of disclosures not involving matters referred to in the immediately preceding clause (A), to prior written notice to the Company and consideration in good faith of the Company’s reasonable input on the content of such disclosures.

(d)   The Purchaser and the Company hereby agree that the Confidentiality Agreement shall terminate at the Closing without further force or effect, it being understood that this Section 4.13 shall apply to all Confidential Information provided prior to the date hereof, including the fact and substance of the discussions and negotiations between the parties.

Section 4.14.    Voting.  Notwithstanding anything to the contrary contained herein, each Orogen Stockholder shall be entitled to vote all shares of Voting Stock Beneficially Owned, directly or indirectly, by such Orogen Stockholder in its sole discretion; provided that for so long as a Purchaser Designee is serving on the Board of Directors, each Orogen Stockholder shall vote all such shares of Voting Stock in a manner consistent with any vote cast by the Purchaser Designee in its capacity as a member of the Board of Directors.

Section 4.15.    Preemptive Rights.  (a) The Company shall give the Purchaser notice (an “Issuance Notice”) of any proposed issuance by the Company of any Company Securities at least 20 days prior to the proposed issuance date.  The Issuance Notice shall specify the price at which such Company Securities are to be issued and the other material terms of the issuance.  Subject to Section 4.15(e) below, each Orogen Stockholder shall be entitled to purchase up to such Orogen Stockholder’s Pro Rata Share (as defined below) of the Company Securities proposed to be issued, at the price and on the terms specified in the Issuance Notice.  “Pro Rata Share” means, with respect to an Orogen Stockholder, the fraction that results from dividing (1) such Orogen Stockholder’s Aggregate Ownership (immediately before giving effect to the issuance) of shares of Company Common Stock (as determined on a Common Equivalents basis) by (2) the Aggregate Ownership (immediately before giving effect to the issuance) of shares of Company Common Stock (as determined on a Common Equivalents basis) by all holders of Company Securities.

(a)   Each Orogen Stockholder who desires to purchase any or all of its Pro Rata Share of the Company Securities specified in the Issuance Notice shall deliver notice to the Company (each, an “Exercise Notice”) of its election to purchase such Company Securities within five Business Days of receipt of the Issuance Notice.  The Exercise Notice shall specify the number (or amount) of Company Securities to be purchased by such Orogen Stockholder and shall constitute exercise by such Orogen Stockholder of its rights under this Section 4.15 and a binding agreement of such Orogen Stockholder to purchase, at the price and on the terms specified in the Issuance Notice, the number (or amount) of Company Securities specified in the Exercise Notice.  If, at the termination of such five-Business-Day period, any Orogen Stockholder shall not have delivered an Exercise Notice to the Company, such Orogen Stockholder shall be deemed to have waived all of its rights under this Section 4.15 with respect to the purchase of such Company Securities.

(b)   The Company shall have 90 days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Company Securities that the Orogen Stockholders have not elected to purchase at the price and upon terms that are not materially less favorable to the Company than those specified in the Issuance Notice; provided that, if such issuance is subject to regulatory approval, such 90-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 180 days from the date of the Issuance Notice.  If the Company proposes to issue any such Company Securities after such 90-day (or 180-day) period, it shall again comply with the procedures set forth in this Section 4.15.

(c)    At the consummation of the issuance of such Company Securities, the Company shall issue certificates representing the Company Securities to be purchased by each Orogen Stockholder exercising preemptive rights pursuant to this Section 4.15 registered in the name of such Orogen Stockholder, against payment by such Orogen Stockholder of the purchase price for such Company Securities in accordance with the terms and conditions as specified in the Issuance Notice.

(d)   Notwithstanding the foregoing, no Orogen Stockholder shall be entitled to purchase Company Securities as contemplated by this Section 4.15 in connection with issuances of Company Securities (i) to employees, contractors and other service providers of the Company or any Subsidiary pursuant to employee benefit plans or arrangements approved by the Board of Directors (including upon the exercise of employee stock options granted or upon settlement of equity awards pursuant to any such plans or arrangements), (ii) in connection with any bona fide, arm’s-length restructuring of outstanding debt of the Company or any Subsidiary or (iii) in connection with any bona fide, arm’s-length direct or indirect merger, acquisition or similar transaction.  The Company shall not be obligated to consummate any proposed issuance of Company Securities, nor be liable to any Orogen Stockholder if the Company has not consummated any proposed issuance of Company Securities pursuant to this Section 4.15 for whatever reason, regardless of whether it shall have delivered an Issuance Notice or received any Exercise Notices in respect of such proposed issuance.

Section 4.16.    Nasdaq Approval.  The Company shall use its best efforts to effect and maintain the listing of a number of shares of Company Common Stock equal to the Maximum Number of Underlying Shares on the NASDAQ.

Section 4.17.    Authorized and Reserved Company Common Stock.  For so long as any Shares are outstanding, the Company shall cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Company

Common Stock to satisfy the conversion requirements of all Shares then outstanding (giving effect to any adjustment to the Conversion Rate pursuant to the Certificates of Designations), and shall reserve and keep available out of its authorized but unissued shares of Company Common Stock such number of shares thereof for issuance upon conversion of the Shares long as any Shares are outstanding.

Section 4.18.    DTC Settlement.  Following the expiration of the Restricted Period, the Company will use its reasonable best efforts to (i) re-issue and deliver to the Purchaser the Shares through the facilities of the Depository Trust Company, (ii) deliver to ComputerShare Trust Company, N.A., as custodian, the Global Securities registered in the name of the Depository Trust Company and (iii) cause the Global Securities to be eligible for book-entry settlement with the Depository Trust Company.

ARTICLE 5
REGISTRATION RIGHTS

Section 5.01.    Registration Statement.

(a)   The Company will prepare and file and use reasonable efforts to cause to be declared effective or otherwise become effective pursuant to the Securities Act in each case as soon as practicable after the Closing Date, and in any event within 30 days after the Closing Date (the “Target Registration Date”), a shelf Registration Statement in order to provide for resales of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, which Registration Statement will (except to the extent the SEC objects in written comments upon the SEC’s review of such Registration Statement) include the Plan of Distribution.  In addition, the Company will from time to time use reasonable efforts to file such additional Registration Statements to cover resales of any Registrable Securities that are not registered for resale pursuant to a pre-existing Registration Statement and will use its reasonable efforts to cause such Registration Statements to be declared effective or otherwise to become effective under the Securities Act and, subject to Section 5.02, will use its reasonable efforts to keep the Registration Statements continuously effective under the Securities Act at all times until the Registration Termination Date.  Any Registration Statement filed pursuant to this Article 5 shall cover only Registrable Securities, shall be on Form S-3 (or a successor form) if the Company is eligible to use such form and shall be an automatically effective Registration Statement if the Company is a WKSI.

(b)   Subject to the provisions of Section 5.02 and further subject to the availability of a Registration Statement on Form S-3 (or any successor form thereto) to the Company pursuant to the Securities Act and the rules and interpretations of the SEC, the Company will use its reasonable efforts to keep the Registration Statement (or any replacement Registration Statement) continuously effective until the earlier of (such earlier date, the “Registration Termination Date”): (i) the date on which all Registrable Securities covered by the Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Registration Statement and (ii) there otherwise cease to be any Registrable Securities.

(c)    Notwithstanding anything herein to the contrary, during such period of time from and after the Target Registration Date that the Company ceases to be eligible to file or use a Registration Statement on Form S-3 (or any successor form thereto), upon the written request of any holder of Registrable Securities delivered no more than once in any twelve (12) consecutive month-period, the Company shall use its reasonable efforts to file a Registration Statement on Form S-1 (or any successor form) under the Securities Act covering the Registrable Securities of the requesting party and use reasonable efforts to cause such Registration Statement to be declared effective pursuant to the Securities Act as soon as reasonably practicable after filing thereof and file and cause to become effective such amendments thereto as are necessary in order to keep such Registration Statement available for no less than 60 days after its effective date.  Each such written request must specify the amount and intended manner of disposition of such Registrable Securities and the “plan of distribution” contained in such Registration Statement on Form S-1 shall cover such intended manner of disposition (except to the extent the SEC objects in written comments upon the SEC’s review of such Registration Statement); provided that the minimum amount of such Registrable Securities shall be $50.0 million.  When the Company regains ability to file a Registration Statement on Form S-3 covering the Registrable Securities it shall as promptly as practicably do so in accordance with Section 5.01(a).

Section 5.02.    Registration Limitations and Obligations.

(a)   Subject to Section 5.01, the Company will use reasonable efforts to prepare such supplements or amendments (including post-effective amendments), if required by applicable law, to each applicable Registration Statement and file any other required document so that such Registration Statement will be Available at all times during the period for which such Registration Statement is, or is required pursuant to this Agreement to be, effective; provided that no such supplement, amendment or filing will be required during a Blackout Period.  In order to facilitate the Company’s determination of whether to initiate a Blackout Period, the Purchaser shall give the Company notice of a proposed sale of Registrable Securities pursuant to the Registration Statement at least two (2) Business Days (or, if two (2) Business Days’ notice is not practicable, one (1) Business Day) prior to the proposed date of sale (which notice shall not bind the Purchaser to make any sale).

(b)   Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the holders of Registrable Securities, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Registration Statement during any Blackout Period; provided, for purposes of this Section 5.02, the Company shall only be obligated to provide written notice to any holder or Beneficial Owner of Registrable Securities of any such Blackout Period, or the certificate described in the following sentence, if such holder or Beneficial Owner has specified in writing to the Company for purposes of receiving such notice such holder’s or Beneficial Owner’s address and contact information.  No sales may be made under the applicable Registration Statement during any Blackout Period.  In the event of a Blackout Period, the Company shall (x) deliver to the holders of Registrable Securities a certificate signed by the chief executive officer or chief financial officer of the Company confirming that the conditions described in the definition of Blackout Period are met (but which certificate shall not specify the nature of the event causing such conditions to have been met or otherwise contain any material non-public information), which certificate shall contain an approximation of the anticipated delay, and (y) notify each holder of Registrable Securities promptly upon each of the commencement and the termination of each Blackout Period, which notice of termination shall be delivered to each holder of Registrable Securities no later than the close of business of the last day of the Blackout Period.  In connection with the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company to the extent necessary and as required by applicable law shall as promptly as reasonably practicable prepare supplements or amendments, including post-effective amendments, to the Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that the Registration Statement will be Available.  A Blackout Period shall be deemed to have expired when the Company has notified the holders of Registrable Securities that the Blackout Period is over and the Registration Statement is Available.  Notwithstanding anything in this Agreement to the contrary, the absence of an Available Registration Statement at any time from and after the Target Registration Date shall be considered a Blackout Period and subject to the limitations therein.

(c)    At any time that a Registration Statement is effective and prior to the Registration Termination Date, if a holder of Registrable Securities delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell at least $25.0 million of Registrable Securities held by such holder (provided that, if the Purchaser and its Affiliates do not own at least $25.0 million of Registrable Securities, they shall be permitted to deliver a Take-Down Notice to sell all of the Registrable Securities held by them pursuant to the Registration Statement (but such amount may not in any case be less than $16.2 million of Registrable Securities, then, the Company shall amend or supplement the Registration Statement as may be necessary and to the extent required by law so that the Registration Statement remains Available in order to enable such Registrable Securities to be distributed in an Underwritten Offering (subject to Section 5.02(b)).  In connection with any Underwritten Offering of Registrable Securities for which a holder delivers a Take-Down Notice and satisfies the dollar thresholds set forth in first sentence above, and where the Take-Down Notice contemplates reasonable and customary marketing efforts not to exceed twenty-four (24) hours by the Company and the underwriters, the Company will use reasonable efforts to cooperate and make its senior officers available for participation in such marketing efforts (which marketing efforts will not, for the avoidance of doubt, include a “road show” requiring such officers to travel outside of the city in which they are primarily located).  The holder of Registrable Securities that delivered the applicable Take-Down Notice shall select the underwriter(s) for each Underwritten Offering.  Such holder shall determine the pricing of the Registrable Securities offered pursuant to any such Registration Statement, including the underwriting discount and fees payable by such holder to the underwriters in such Underwritten Offering.  Such holder shall reasonably determine the timing of any such registration and sale. Such holder shall determine the applicable underwriting discount and other financial terms, and the holder of the Registrable Securities participating in the Underwritten Offering shall be solely responsible for all such discounts and fees payable to such underwriters in such Underwritten Offering for the Registrable Securities sold by such holders.  Without the consent of the applicable holder of Registrable Securities subject to an Underwritten Offering, no Underwritten Offering pursuant to this Agreement shall include any securities other than Registrable Securities.

(d)   Notwithstanding anything herein to the contrary, (i) if holders of Registrable Securities engage or propose to engage in a “distribution” (as defined in Regulation M under the Exchange Act) of Registrable Securities, such holders shall discuss the timing of such distribution with the Company reasonably prior to commencing such distribution, and (ii) such distribution must not be for less than $25.0 million of Registrable Securities held by such holders (provided that, if collectively the Purchaser and its Affiliates do not own at least $25.0 million of Registrable Securities, they shall be permitted to engage in such distribution with respect to all of the Registrable Securities held by them (for so long as they hold collectively at least $16.2 million of Registrable Securities)).

(e)    In connection with a distribution of Registrable Securities in which a holder of Registrable Securities is selling at least $50.0 million of Registrable Securities, the Company shall, to the extent requested by managing underwriter(s) of such a distribution, be subject to a restricted period of the same length of time as such holder agrees with the managing underwriter(s) (but not to exceed 30 days) during which the Company may not offer, sell, grant any option to purchase or enter into any agreement to sell Company Common Stock (in the case of an offering of Company Common Stock or securities convertible or exchangeable for Company Common Stock) and any debt securities (in the case of an offering of debt securities) of the Company, subject to customary carve-outs that include, but are not limited to, (i) issuances pursuant to the Company’s employee or director stock plans and issuances of shares upon the exercise of options or other equity awards under such stock plans and (ii) in connection with acquisitions, joint ventures and other strategic transactions so long as the amount of Company Common Stock issuable under this clause (ii) does not exceed 10% of the shares of Company Common Stock then outstanding.

Section 5.03.    Registration Procedures.

(a)   In connection with the registration of any Registrable Securities under the Securities Act and in connection with any distribution of Registered Securities pursuant thereto as contemplated by this Agreement (including any sale referred to in any Take-Down Notice), the Company shall as promptly as reasonably practicable, subject to the other provisions of this Agreement:

(i)    subject to the provisions of Section 5.01(a), use reasonable efforts to prepare and file with the SEC a Registration Statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable efforts to cause such Registration Statement to become and remain effective and Available pursuant to the terms of this Article 5; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the Registration Statement relating thereto; provided, further, that before filing such registration statement or any amendments or supplements thereto, including any prospectus supplements in connection with a sale referred to in a Take-Down Notice (but excluding amendments and supplements that do nothing more than name Selling Holders (as defined below) and provide information with respect thereto), the Company will furnish to the holders which are including Registrable Securities in such registration (“Selling Holders”) and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment (which comments will be considered in good faith by the Company) of the counsel (if any) to such holders and counsel (if any) to such underwriter(s), and other documents reasonably requested by any such counsel, including any comment letters from the SEC, and, if requested by any such counsel, provide such counsel and the lead managing underwriter(s), if any, reasonable opportunity to participate in the preparation of such Registration Statement and each prospectus (including any prospectus supplement) included or deemed included therein and such other opportunities to conduct a customary and reasonable due diligence investigation (in the context of a registered underwritten offering) of the Company, including reasonable access to (including responses to any reasonable inquiries by the lead managing underwriter(s) and their counsel) the Company’s books and records, officers, accountants and other advisors, provided that the same is not disruptive to the business of the Company; provided that such persons shall first agree in writing with the Company that any information that is reasonably designated by the Company as confidential at the time of delivery shall be kept confidential by such persons subject to customary exceptions;

(ii)   subject to Section 5.02, prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary and to the extent required by applicable law to keep such Registration Statement effective and Available pursuant to the terms of this Article 5;

(iii)  if requested by the lead managing underwriter(s), promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 5.03(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(iv)  furnish to the Selling Holders and each underwriter, if any, of the securities being sold by such Selling Holders such number of conformed copies of such Registration Statement and of each amendment and supplement thereto, such number of copies of the prospectus and any prospectus supplement contained in or deemed part of such Registration Statement (including each preliminary prospectus supplement) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Holders and underwriter(s), if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Holders;

(v)   use reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(vi)  use reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(vii) as promptly as practicable notify in writing the holders of Registrable Securities and the underwriters, if any, of the following events: (A) the filing of the Registration Statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to such Registration Statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the SEC or any other U.S. or state Governmental Entity for amendments or supplements to such Registration Statement or the prospectus; (C) the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings by any person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any agreement (including any underwriting agreement) related to such registration cease to be true and correct in any material respect; and (F) upon the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, in the case of clause (F), that such notice need not include the nature or details concerning such event;

(viii)                use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (viii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(ix)  cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc.;

(x)   prior to any public offering of Registrable Securities, use reasonable efforts to register or qualify or cooperate with the Selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the applicable state securities or “blue sky” laws of those jurisdictions within the United States as any holder reasonably requests in writing to keep each such registration or qualification (or exemption therefrom) effective until the Registration Termination Date; provided that the Company will not be required to (A) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (x) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xi)  use reasonable efforts to cooperate with the holders to facilitate the timely preparation and delivery of certificates or book-entry securities representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statements, which certificates or book-entry securities shall be free, to the extent permitted by applicable law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such holders may request in writing; and in connection therewith, if required by the Company’s transfer agent, the Company will promptly after the effectiveness of the Registration Statement cause to be delivered to its transfer agent when and as required by such transfer agent from time to time, any authorizations, certificates, directions and other evidence required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under the Registration Statement; and

(xii) agree with each holder of Registrable Securities that, in connection with any Underwritten Offering or other resale pursuant to the Registration Statement in accordance with the terms hereof, it will use reasonable efforts to negotiate in good faith and execute all customary indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements (in each case on terms reasonably acceptable to the Company), including using reasonable efforts to procure customary legal opinions and auditor “comfort” letters to any statutory underwriters.

(b)   The Company may require each Selling Holder and each underwriter, if any, to (i) furnish the Company in writing such information regarding each Selling Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such Registration Statement and/or any other documents relating to such registered offering, and (ii) execute and deliver, or cause the execution or delivery of, and to perform under, or cause the performance under, any agreements and instruments reasonably requested by the Company to effectuate such registered offering, including, without limitation, opinions of counsel and questionnaires.  If the Company requests that the holders of Registrable Securities take any of the actions referred to in this Section 5.03(b), such holders shall take such action promptly and as soon as reasonably practicable following the date of such request.

(c)    Each Selling Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 5.03(a)(vii), such Selling Holder shall forthwith discontinue such Selling Holder’s disposition of Registrable Securities pursuant to the applicable Registration Statement and prospectus relating thereto until such Selling Holder is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus.  The Company shall use reasonable efforts to cure the events described in clauses (B), (C), (D), (E) and (F) of Section 5.03(a)(vii) so that the use of the applicable prospectus may be resumed at the earliest reasonably practicable moment.  For the avoidance of doubt, and as set forth in Section 5.02(b), if any such event makes the Registration Statement not Available, such an event shall be deemed to start a Blackout Period and be subject to the limitations therein.

Section 5.04.    Expenses.  The Company shall pay all Registration Expenses in connection with any registration pursuant to this Article 5, provided that each holder of Registrable Securities participating in an offering shall pay all applicable underwriting discounts and commissions, agency fees, brokers’ commissions and transfer taxes, if any, on the Registrable Securities sold by such holder, and similar charges.

Section 5.05.    Registration Indemnification.

(a)   The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Holder and its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Holder or such other indemnified Person and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter (collectively, the “Indemnified Persons”), from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, or any amendment or supplement thereto, or any omission (or alleged omission) of a material fact required to be stated in any such Registration Statement or necessary to make the statements therein not misleading, or arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or preliminary prospectus or Free Writing Prospectus, in each case related to such Registration Statement, or any amendment or supplement thereto or any omission (or alleged omission) of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (except to the extent that such Losses arose out of, were caused by, resulted from or related to Selling Holder Information (as defined in Section 5.05(b) below) or such written information furnished by or on behalf of any such underwriter and relating to such underwriter for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto) and (without limitation of the preceding portions of this Section 5.05(a)) will reimburse each such Selling Holder, each of its Affiliates, and each of their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents and each such Person who controls each such Selling Holder and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys, advisors and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information regarding a holder of Registrable Securities or underwriter furnished in writing to the Company by any such person or any selling holder or underwriter expressly for use therein.

(b)   In connection with any Registration Statement in which a Selling Holder is participating, without limitation as to time, each such Selling Holder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the Registration Statement, or any amendment or supplement thereto, or any omission (or alleged omission) of a material fact required to be stated in any such Registration Statement or necessary to make the statements therein not misleading, or arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 5.05(b)) will reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information regarding the Selling Holder furnished to the Company by such Selling Holder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto (collectively, “Selling Holder Information”).

(c)    Other than in connection with any action brought by any third party against any indemnified party (which shall be governed by the following paragraph (d) and not this paragraph (c)), any person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been adversely prejudiced by such failure to provide such notice on a timely basis.

(d)   In any case in which any action is brought by any third party against any indemnified party, the indemnified party shall promptly notify in writing the indemnifying party of the commencement thereof, and the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or a conflict of interest otherwise exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either which event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)).  For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence.  An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed).  No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such claim or proceeding, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.  The failure of an indemnified party to give notice to an indemnifying party of any action brought against such indemnified party shall not relieve the indemnifying party of its obligations or liabilities pursuant to this Agreement, except to the extent such failure adversely prejudices the indemnifying party.

(e)    The indemnification provided for under this Agreement shall survive the sale or other transfer of the Registrable Securities and the termination of this Agreement.

(f)    If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances.  It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence.  Notwithstanding any other provision of this Agreement, no holder of Registrable Securities shall be required to contribute, in the aggregate, any amount in excess of its net proceeds from the sale of the Registrable Securities subject to any actions or proceedings over the amount of any damages, indemnity or contribution that such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

(g)    The indemnification and contribution agreements contained in this Section 5.05 are in addition to any liability that the indemnifying party may have to the indemnified party and do not limit other provisions of this Agreement that provide for indemnification.

Section 5.06.    Facilitation of Sales Pursuant to Rule 144.  For as long as the Purchaser or any of its Affiliates Beneficially Owns Shares or any Company Common Stock, including any Company Common Stock issued or issuable upon conversion of the Shares, to the extent it shall be required to do so under the Exchange Act, the Company shall use reasonable efforts to timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and submit all required Interactive Data Files (as defined in Rule 11 of Regulation S-T of the Commission), and shall use reasonable efforts to take such further necessary action as any holder of Shares or Subject Securities may reasonably request in connection with the removal of any restrictive legend on the Shares or Subject Securities being sold, all to the extent required from time to time to enable such holder to sell the Shares or Subject Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

ARTICLE 6
MISCELLANEOUS

Section 6.01.    Survival of Representations and Warranties.  Except for (i) the representations and warranties contained in clauses (a), (b), (c), (d) and (e) of Section 3.01 and the representations and warranties contained in Section 3.02, which shall survive the Closing indefinitely and (ii) the representations and warranties contained in clause (m) of Section 3.01, which shall survive until 90 days after expiration of the applicable statute of limitations, the warranties and representations made herein shall survive for one (1) year following the Closing Date and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration.

Section 6.02.    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or sent via email (with receipt confirmed) as follows:

(a)   If to the Purchaser, to:

Orogen Viper LLC
One Rockefeller Plaza
Suite 2416
New York, NY 10020
Attention: Shannon Bell
Email: bell@orogengroup.com

With a copy (which shall not constitute actual or constructive notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Louis Goldberg
Email: louis.goldberg@davispolk.com

With a copy (which shall not constitute actual or constructive notice) to:

c/o Atairos Management, L.P.
620 Fifth Avenue
New York, NY 10020
Attention: David Caplan
Email: d.caplan@atairos.com

(b)   If to the Company, to:

Virtusa Corporation
2000 W Park Drive
Westborough, MA 01581
Attention: Paul D. Tutun, Esq.
Email: ptutun@virtusa.com

With a copy (which shall not constitute actual or constructive notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: John Egan and Joseph Theis
Email: jegan@goodwinlaw.com and jtheis@goodwinlaw.com

or to such other address or addresses as shall be designated in writing.  All notices shall be deemed effective (a) when delivered personally, (b) when sent by email (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (c) one (1) Business Day following the day sent by overnight courier.

Section 6.03.    Entire Agreement; Third Party Beneficiaries; Amendment.  This Agreement, together with the Certificates of Designations, sets forth the entire agreement between the parties hereto with respect to the Transactions, and supersedes all prior agreements and understandings, both oral and written, among the parties and their respective Affiliates with respect to the subject matter hereof and thereof, and is not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder, provided that (i) Section 5.05 shall be for the benefit of and fully enforceable by each of the

Indemnified Persons and (ii) Section 6.12 shall be for the benefit of and fully enforceable by each of the Specified Persons.  Any provision of this Agreement may be amended, waived or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement.  No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 6.04.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 6.05.    Public Announcements.  The initial press release related to this Agreement and the Transactions shall be a joint press release to be agreed upon by the Company and Purchaser.  Thereafter, either party may issue or make one or more press releases or public announcements related to this Agreement or the Transactions (in which case the other party shall (to the extent permitted by applicable law) have the right to review comment on such press release or announcement prior to issuance, distribution or publication); provided that the foregoing shall not apply to any press release or other public announcement to the extent that it contains substantially the same factual information related to this Agreement and the Transactions as previously communicated publicly by one or more of the parties in accordance with this Section 6.05.  Without limiting the foregoing, the Company may file this Agreement with the SEC and may provide information about the subject matter of this Agreement in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities.

Section 6.06.    Expenses.  Except as otherwise expressly provided herein, each party hereto shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Transactions.

Section 6.07.    Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and Purchaser’s successors and assigns, and no other person; provided that neither the Company nor the Purchaser may assign its respective rights or delegate its respective obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other party, and any assignment by the Company or the Purchaser in contravention hereof shall be null and void; provided that (i) (A) any Affiliate of the Purchaser or (B) Comcast or any of its Subsidiaries, in each case who executes and delivers a Joinder pursuant to a Permitted Transfer of any Shares or shares of Company Common Stock shall be deemed a Purchaser hereunder and have all the rights and obligations of a Purchaser, (ii) if the Company consolidates or merges with or into any Person and the Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer in a transaction that does not constitute a Change in Control, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to the Purchaser, and (iii) the rights of a holder of Registrable Securities under Article 5 may be transferred but only together with Subject Securities (x) in a transfer of (1) Shares having an aggregate liquidation preference of at least $16.2 million or (2) Company Common Stock or other Subject Securities (I) issued or issuable upon conversion of Shares having an aggregate liquidation preference of at least $16.2 million or (II) having an aggregate market value at such time of at least $16.2 million or (y) to an Affiliate of the transferor that executes and delivers to the Company a Joinder (subject to Section 4.02(a)(i)).  For the avoidance of doubt, no Third Party to whom any of the Shares or shares of Company Common Stock are transferred shall have any rights or obligations under this Agreement except (and then only to the extent of) any rights and obligations under Article 5 to the extent transferable in accordance with this Section 6.07.

Section 6.08.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.08(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b)   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.08.

Section 6.09.    Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of any of the Transactions is not affected in any manner materially adverse to any party.  In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof.  To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 6.10.    Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.11.    Headings.  The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 6.12.    Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a Joinder).  Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto or of any Affiliate of a party hereto (collectively, the “Specified Persons”)

shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

VIRTUSA CORPORATION

By:	/s/Ranjan Kalia
	Name:	Ranjan Kalia
	Title:	Chief Financial Officer

OROGEN VIPER LLC

By:	The Orogen Group LLC, as sole member

By:	/s/Vikram S. Pandit
	Name:	Vikram S. Pandit
	Title:	Chairman and CEO

[Signature Page to Investment Agreement]

Exhibit A

Form of Series A Certificate of Designations

Exhibit B

Form of Series A-1 Certificate of Designations

Exhibit C

Form of Joinder

SCHEDULE 4.07(c)

List of Restricted Companies

ANNEX A

PLAN OF DISTRIBUTION

The selling securityholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest, may from time to time offer some or all of the shares of common stock (collectively, “Securities”) covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution designated by the selling securityholders.

The selling securityholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the Securities covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of the Securities. We will not receive any proceeds from the sale of the Securities covered hereby.

The selling securityholders may sell the Securities covered by this prospectus from time to time, and may also decide not to sell all or any of the Securities that they are allowed to sell under this prospectus. The selling securityholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling securityholders in one or more types of transactions, which may include:

•                  purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the Securities for whom they may act as agent;

•                  one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•                  ordinary brokerage transactions or transactions in which a broker solicits purchases;

•                  purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•                  the pledge of Securities for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of Securities;

•                  short sales or transactions to cover short sales relating to the Securities;

•                  one or more exchanges or over the counter market transactions;

•                  through distribution by a selling securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

•                  privately negotiated transactions;

•                  the writing of options, whether the options are listed on an options exchange or otherwise;

•                  distributions to creditors and equity holders of the selling securityholders; and

•                  any combination of the foregoing, or any other available means allowable under applicable law.

A selling securityholder may also resell all or a portion of its Securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), provided such selling securityholder meets the criteria and conforms to the requirements of Rule 144 and all applicable laws and regulations.

The selling securityholders may enter into sale, forward sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the common stock. The third parties also may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling securityholder or borrowed from the selling securityholders or others to settle such third-party sales or to close out any related open borrowings of common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in a supplement or a post-effective amendment to the registration statement of which this prospectus is a part as may be required.

In addition, the selling securityholders may engage in hedging transactions with broker-dealers in connection with distributions of Securities or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The selling securityholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the Securities so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those Securities to investors in our securities or the selling securityholders’ securities or in connection with the offering of other securities not covered by this prospectus.

To the extent necessary, the specific terms of the offering of Securities, including the specific Securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any underwriter, broker-dealer or agent, if any, and any applicable compensation in the form of discounts, concessions or commissions paid to underwriters or agents or paid or allowed to dealers will be set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part. The selling securityholders may, or may authorize underwriters, dealers and agents to, solicit offers from specified institutions to purchase Securities from the selling securityholders. These sales may be made under “delayed delivery contracts” or other purchase contracts that provide for payment and delivery on a specified future date. If necessary, any such contracts will be described and be subject to the conditions set forth in a supplement to this prospectus or a post-effective amendment to this registration statement of which this prospectus forms a part.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders. Broker-dealers or agents may also receive compensation from the purchasers of Securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving Securities. In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in the resales.

In connection with sales of Securities covered hereby, the selling securityholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling securityholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by the selling securityholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” under the Securities Act must deliver this prospectus in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the NASDAQ Stock Market in accordance with Rule 153 under the Securities Act or satisfied in accordance with Rule 174 under the Securities Act.

We and the selling securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling securityholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling securityholders or their affiliates in the ordinary course of business.

The selling securityholders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Securities by the selling securityholders. Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. These restrictions may affect the marketability of such Securities.

In order to comply with applicable securities laws of some states or countries, the Securities may only be sold in those jurisdictions through registered or licensed brokers or dealers and in compliance with applicable laws and regulations. In addition, in certain states or countries the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or country or an exemption from the registration or qualification requirements is available. In addition, any Securities of a selling securityholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

In connection with an offering of Securities under this prospectus, the underwriters may purchase and sell securities of the Company in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities offered under this prospectus. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NASDAQ Stock Market or another securities exchange or automated quotation system, or in the over-the-counter market or otherwise.